Exhibit 2.1

EXECUTION COPY

***  Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

Share Purchase Agreement

By and Among

SonoSite, Inc.,

VisualSonics Inc.,

The Shareholders of VisualSonics Inc. listed on the signature pages hereto

and

The Shareholders’ Agent

MAY 26, 2010

EXECUTION COPY

Table of Contents

Page

ARTICLE I	THE SHARE PURCHASE	1

1.1	Certain Definitions	1

1.2	Share Purchase	11

1.3	Total Share Purchase Consideration	12

1.4	Closing	13

1.5	Closing Deliveries	14

1.6	Tax Consequences	16

1.7	Withholding Rights	16

1.8	Taking of Necessary Action; Further Action	16

1.9	Rights and Guaranties of Acquiror	16

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY17

2.1	Organization, Standing and Power	17

2.2	Subsidiary Shares	17

2.3	Capital Structure	17

2.4	Authority; Noncontravention	19

2.5	Financial Statements	20

2.6	Absence of Certain Changes	21

2.7	Litigation	23

2.8	Restrictions on Business Activities	23

2.9	Compliance with Laws; Governmental Permits	23

2.10	Title to Property and Assets	24

2.11	Intellectual Property	24

2.12	Cultural Business Activities	30

2.13	Environmental Matters	30

2.14	Taxes	31

2.15	Employee Benefit Plans and Employee Matters	34

2.16	Interested Party Transactions	40

2.17	Insurance and Insurance Reporting Requirements	41

2.18	Books and Records	41

2.19	Transaction Fees	41

2.20	Material Contracts	41

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2.21	Export Control and Economic Laws	44

2.22	Customers and Suppliers	45

2.23	Accounts Receivable	46

2.24	Inventory	46

2.25	Representations Complete	46

2.26	No Other Information	47

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF COMPANY SHAREHOLDERS	47

3.1	Incorporation and Corporate Power	47

3.2	Due Authorization and Enforceability of Obligations	47

3.3	Residence of the Company Shareholder	47

3.4	Right to Sell	47

3.5	Regulatory Approvals	47

3.6	Independent Legal Advice	47

3.7	No Broker	48

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	48

4.1	Organization and Standing	48

4.2	Authority; Noncontravention	48

4.3	Acquiror Options	48

4.4	Financing	49

4.5	WTO Investors	49

ARTICLE V	CONDUCT PRIOR TO THE CLOSING	49

5.1	Conduct of Business of the Company and Subsidiaries	49

5.2	Restrictions on Conduct of Business of the Company and Subsidiaries	50

5.3	Notification	53

ARTICLE VI	ADDITIONAL AGREEMENTS	53

6.1	No Solicitation	53

6.2	Confidentiality; Public Disclosure	54

6.3	Regulatory Approvals	54

6.4	Reasonable Efforts	55

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6.5	Third Party Consents; Notices	55

6.6	Litigation	55

6.7	Access to Information	56

6.8	Spreadsheet	56

6.9	Expenses	56

6.10	Employees and Contractors	57

6.11	Assumption of Options and Related Matters	57

6.12	Parachute Payment Waivers	58

6.13	Section 280G Shareholder Approval	59

6.14	Termination of Benefit Plans	59

6.15	Discharge of Security	59

6.16	Certain Closing Certificates and Documents	60

6.17	Corporate Matters	60

6.18	Stub Period Returns	60

6.19	Cooperation	60

6.20	Covenant Regarding Withholding	60

6.21	Release	61

6.22	Indemnification for Directors and Officers	62

ARTICLE VII	CONDITIONS TO THE SHARE PURCHASE	62

7.1	Conditions to Obligations of Each Party to Effect the Share

Purchase62

7.2	Additional Conditions to Obligations of the Company and the Company Shareholders	62

7.3	Additional Conditions to the Obligations of Buyer	63

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	64

8.1	Termination	64

8.2	Effect of Termination	65

8.3	Amendment	65

8.4	Extension; Waiver	65

ARTICLE IX	ESCROW FUND AND INDEMNIFICATION	65

9.1	Escrow Fund	65

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9.2	Indemnification	66

9.3	Indemnifiable Damage Threshold; Other Limitations	67

9.4	Period for Claims Against Escrow Fund	68

9.5	Claims	69

9.6	Resolution of Objections to Claims	71

9.7	Shareholders’ Agent	71

9.8	Indemnity Payments [***]	73

9.9	Exclusive Remedies	73

ARTICLE X	GENERAL PROVISIONS	74

10.1	Survival of Representations and Warranties and Covenants	74

10.2	Notices	74

10.3	Interpretation	76

10.4	Counterparts	76

10.5	Entire Agreement; Nonassignability; Parties in Interest	76

10.6	Assignment	77

10.7	Severability	77

10.8	Remedies Cumulative	77

10.9	Governing Law	77

10.10	Rules of Construction	77

10.11	WAIVER OF JURY TRIAL	78

Schedule 1.3(e)-1	Schedule of Wire Instructions for Davis LLP

Schedule 1.3(e)-2	Schedule of Management Bonus Payments to Be Made at Closing

Schedule 1.5(b)(x)-1	Required Third Party Consents

Schedule 1.5(b)(x)-2	Contracts Required to be Terminated

Schedule 1.5(b)(x)-3	Contracts Required to be Amended

Schedule 6.10(b)	Individuals Expected to Execute Key Employee Employment Documentation by the Closing

Schedule 7.3(f)	Individuals Expected to Execute Employment Documentation by the Closing

***Confidential Treatment Requested.

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Exhibits

Exhibit A                      —           Forms of Company Legal Opinion
Exhibit B                      —           Forms of Offer Letter (Key Employees)
Exhibit C                      —           Forms of Offer Letter (Non-Key Employees)
Exhibit D                      —           Forms of Employee Confidentiality Agreement
Exhibit E                      —           Form of 2010 Equity Incentive Plan
Exhibit F                      —           Forms of Option Agreement
Exhibit G                      —           Form of Restricted Stock Unit Agreement (Key Employees – Canada)
Exhibit H                      —           Form of Restricted Stock Unit Agreement (Key Employees – U.S.)
Exhibit I	—	Form of Restricted Stock Unit Agreement (Non-Key Employees – Canada)
Exhibit J	—	Form of Restricted Stock Unit Agreement (Non-Key Employees – U.S.)
Exhibit K	—	Form of Restricted Stock Unit Agreement (Non-Key Employees – European Union)
Exhibit L                      —           Form of Consulting Agreement
Exhibit M                      —           Form of Parachute Payment Waiver
Exhibit N                      —           Form of Separate Escrow Agreement
Exhibit O                      —           Form of General Escrow Agreement
Exhibit P                      —           Form of Company Net Debt Certificate
Exhibit Q                      —           Form of Transaction Expense Certificate

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Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is made and entered into as of May 26, 2010 (the “Agreement Date”), by and among SonoSite, Inc., a corporation organized under the laws of the State of Washington, U.S.A. (“Acquiror”), VisualSonics Inc., a corporation organized under the laws of the Province of Ontario, Canada (the “Company”), shareholders of the Company, all of whom are listed on the signature pages hereto (the “Company Shareholders”) and the Shareholders’ Agent (as defined herein).

Recitals

A. The Boards of Directors of the Company (the “Company Board”) and Acquiror have determined that it would be advisable and in the best interests of the shareholders of their respective companies that the Acquiror or, in the sole discretion of the Acquiror, a wholly-owned subsidiary of the Acquiror to be incorporated under the laws of the Province of Ontario, Canada (“Sub”) acquire all of the outstanding shares in the capital of the Company, including shares issued upon exercise of all outstanding options and warrants to acquire shares in the capital of the Company (the “Share Purchase”), on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Share Purchase, this Agreement and the other transactions contemplated by this Agreement.

B. Pursuant to the Share Purchase, among other things, any and all outstanding options or warrants to acquire shares in the capital of the Company shall be exercised, terminated or extinguished, Acquiror or Sub, as applicable, shall acquire all of the outstanding shares in the capital of the Company from the Company Shareholders, and the Company Shareholders shall receive cash in exchange therefor in the manner set forth herein.

C. Company Shareholders holding no fewer than 75% of the outstanding shares in the capital of the Company have executed this Agreement as of the date hereof and approved the transactions contemplated hereby.

D. The Company, the Company Shareholders and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Share Purchase as set forth herein.

E. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, the Key Employees are entering into the Key Employee Employment Documentation, in each case to become effective upon the Closing.

Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

The Share Purchase

1.1 Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

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“2002 Option Plan” means the Company 2002 Employee Stock Option Plan, as amended.

“2010 Equity Incentive Plan” means the Company 2010 Equity Incentive Plan, in the form attached hereto as Exhibit E.

“401(k) Plan” has the meaning set forth in Section 1.5(b)(viii).

“Acquiror Common Stock” means the Common Stock, par value $0.001 per share, of Acquiror.

“Acquiror Common Stock Price” means the average of the closing sale prices of Acquiror Common Stock as quoted on the NASDAQ Global Select Market for the five (5) consecutive trading days ending with the trading day that is one trading day prior to the Closing Date.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving:  (i) any acquisition or purchase from the Company or any of its Subsidiaries, or from the shareholders of the Company, by any Person or Group of more than a 20% interest in the total outstanding voting securities of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any Share Purchase, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 20% of the assets of the Company and its Subsidiaries, taken as a whole, in any single transaction or series of related transactions; or (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.

“Affiliate” has the meaning set forth in the OBCA.

“Antitrust Laws” has the meaning set forth in Section 6.3(c).

“Antitrust Restraint” has the meaning set forth in Section 6.3(c).

“Assumed Awards” means the Assumed Options and the Assumed RSUs.

“Assumed Options” means the New Company Options described in Section 6.11(a) that are assumed pursuant to the terms of this Agreement.

“Assumed RSUs” means the New Company RSUs described in Section 6.11(a) that are assumed pursuant to the terms of this Agreement.

“Author” has the meaning set forth in Section 2.11(p).

“Awarded Special Damages” has the meaning set forth in Section 9.3(f).

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in either Seattle, Washington or Toronto, Ontario.

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“Buyer” means the Acquiror or, if the Acquiror has elected to assign its rights and responsibilities under this Agreement to Sub pursuant to Section 1.9, Sub.

“Canadian Securities Laws” means the securities legislation, regulations and published policy statements, blanket orders and blanket rulings and other regulatory instruments of the securities commissions and other regulatory authorities administering securities laws in Canada.

“Cash Amount Per Share” means the quotient obtained by dividing (i) the Total Share Purchase Consideration by (ii) the Fully-Diluted Company Share Number.

“Claims Period” means the period during which claims for Indemnifiable Damages may be made.

“Class B Shares” means the nonvoting Class B Shares in the capital of the Company.

“Class D Shares” means the voting Class D Special Shares in the capital of the Company.

“Class E Amount Per Share” means (i) the Participating Amount Per Share plus, where applicable, (ii) the Class E Liquidation Preference Per Share.

“Class E Closing Amount Per Share” means (i) the Class E Amount Per Share minus (ii) the Class E Escrow Amount Per Share.

“Class E Escrow Amount Per Share” means (i) the Class E Amount Per Share multiplied by (ii) the Escrow Pro Rata Share.

“Class E Liquidation Preference Per Share” means the amount per share of all cumulative dividends accrued but unpaid with respect to the Class E Shares, determined as of and through the date that is five (5) Business Days prior to the Closing Date, as determined and provided in Section 12 of the Company’s Articles of Amendment and Section 1.3(b) of this Agreement.

“Class E Shareholder” has the meaning set forth in the Section 1.3(b).

“Class E Shares” means the voting Class E Special Shares in the capital of the Company.

“Closing” has the meaning set forth in Section 1.4.

“Closing Company Shareholder” means all Persons that hold Company Shares (including Company Shares issued between the date of this Agreement and the Closing upon the exercise of Company Options or Company Warrants) immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 1.4.

“COBRA” has the meaning set forth in Section 2.15(y).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the voting Common Shares in the capital of the Company.

“Company Authorizations” has the meaning set forth in Section 2.9(b).

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“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Balance Sheet Date” has the meaning set forth in Section 2.5(a).

“Company Board” has the meaning set forth in the recitals.

“Company Counsel” has the meaning set forth in Section 1.3(e).

“Company Disclosure Letter” has the meaning set forth in Article II.

“Company Employee Plans” has the meaning set forth in Section 2.15(a).

“Company IP Rights” has the meaning set forth in Section 2.11(a)(ii).

“Company IP Rights Agreements” has the meaning set forth in Section 2.11(a)(iii).

“Company Net Debt Balance” means (i) the Company’s gross indebtedness less (ii) the Company’s cash at bank balance.  For purposes of calculating Company Net Debt, the Company’s gross indebtedness (a) shall include all Debt, interest, pre-payment penalties, and (b) shall not include trade payables and other typical operating accounts.  For greater certainty, Transaction Expenses will not be considered with respect to the calculation of Company Net Debt Balance.

“Company Net Debt Balance Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Business Day immediately prior to the Closing Date, certifying the amount of the Company Net Debt Balance as of the close of business on the Business Day immediately prior to the Closing Date, in the form attached hereto as Exhibit P.

“Company Option Plan” means any option plan of the Company pursuant to which options to purchase Company Shares are issued, as amended.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase Company Shares.

“Company-Owned IP Rights” has the meaning set forth in Section 2.11(a)(iv).

“Company Products” has the meaning set forth in Section 2.11(a)(v).

“Company Proprietary Code or Specifications” has the meaning set forth in Section 2.11(a)(vi).

“Company Registered Intellectual Property” has the meaning set forth in Section 2.11(a)(vii).

“Company Representatives” has the meaning set forth in Section 6.1.

“Company Shareholder” means all Persons who hold Company Shares as of the Agreement Date.

“Company Shares” means the authorized capital of the Company, including the Common Shares, Class B Shares, Class D Shares and Class E Shares.

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“Company Voting Debt” has the meaning set forth in Section 2.3(e).

“Company Warrants” means warrants to purchase Class E Shares or any other Company Shares.

“Confidential Information” has the meaning set forth in Section 2.11(q).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Consulting Agreement” means the form of Consulting Agreement attached hereto as Exhibit L.

“Continuing Employees” means the employees of the Company as set forth in Schedule 7.3(f) who execute the documents described in Section 1.5(b)(v) and remain employees of the Company or any of its Subsidiaries following the Closing.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, binding letters of intent and purchase orders).

“Debt” has the meaning set forth in Section 2.5(d).

“Designated Contractor” means Dr. F. Stuart Foster.

“Employee Confidentiality Agreement” means the form of Employee Confidentiality Agreement attached hereto as Exhibit D.

“Employees” means individuals employed by the Company or any of the Subsidiaries on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence.

“Employment Documentation” means the Offer Letter, the Employee Confidentiality Agreement and the applicable Restricted Stock Unit Agreement (in the form attached hereto as Exhibit I for employees resident in Canada, in the form attached hereto as Exhibit J for employees resident in the United States, or in the form attached hereto as Exhibit K for employees resident in the countries of the European Union).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset.

“Environmental and Safety Laws” has the meaning set forth in Section 2.13(b)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer with the Company.

“Escrow Agent” has the meaning set forth in Section 9.1.

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“Escrow Cash” means an amount of cash equal to the sum of (i) ten percent (10%) of the Total Share Purchase Consideration and (ii) the Separate Escrow Amount.

“Escrow Fund” means, collectively, the Separate Escrow Fund and the General Escrow Fund.

“Escrow Pro Rata Share” means the quotient obtained by dividing (i) Escrow Cash by (ii) the Total Share Purchase Consideration.

“Facilities” has the meaning set forth in Section 2.13(b)(ii).

“Financial Statements” has the meaning set forth in Section 2.5(a).

“Fully-Diluted Class E Share Number” means the aggregate number of Class E Shares that are issued and outstanding immediately prior to the Closing or issuable upon the exercise of Company Options, Company Warrants or other direct or indirect rights to acquire Class E Shares.

“Fully-Diluted Company Share Number” means the sum, without duplication, of the aggregate number of Company Shares that are issued and outstanding immediately prior to the Closing (including Company Shares issued upon the exercise of (A) Company Options, Company Warrants or (B) other direct or indirect rights to acquire Company Shares that are issued and outstanding immediately prior to the Closing (whether or not then vested or exercisable)).

“GAAP” means Canadian generally accepted accounting principles applied on a consistent basis.

“General Escrow Agreement” has the meaning set forth in Section 9.1(b).

“General Escrow Fund” has the meaning set forth in Section 9.1(b).

“General Escrow Period” has the meaning set forth in Section 9.4.

“General Indemnifiable Damages” has the meaning set forth in Section 9.2(a).

“Governmental Entity” means any supranational, national, federal, provincial, territorial, state, municipal, or local government, any court, tribunal, arbitrator, administrative agency, commission or other governmental authority, in each case whether domestic or foreign, any securities exchange or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” has the definition ascribed to such term under Section 13(d) of the U.S. Exchange Act, the rules and regulations thereunder and related case law.

“Hazardous Materials” has the meaning set forth in Section 2.13(b)(iii).

“Indemnifiable Damages” has the meaning set forth in Section 9.2(b).

“Indemnified Persons” has the meaning set forth in Section 9.2(a).

“Intellectual Property” has the meaning set forth in Section 2.11(a)(i).

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“Investment Canada Act” means the Investment Canada Act as amended or supplemented from time to time.

“Key Employee Employment Documentation” means the Key Employee Offer Letter, the Employee Confidentiality Agreement, the Option Agreement and the applicable Restricted Stock Unit Agreement (in the form attached hereto as Exhibit G for Key Employees resident in Canada or in the form attached hereto as Exhibit H for Key Employees resident in the United States).

“Key Employee Offer Letter” means the form of Offer Letter attached hereto as Exhibit B.

“Key Employees” means the individuals listed in Schedule 6.10(b) of the Company Disclosure Letter.

       “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after [***] inquiry of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual, the [***] of such Person holding the title of [***] or higher (the individuals specified in clause (ii) are collectively referred to herein as the “Entity Representatives”).  Any such individual or Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such fact, circumstance, event or other matter is [***] from one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) [***] such individual or Entity Representative, including his or her [***], or (b) such knowledge would [***]to be obtained from [***]of the [***] by such [***] charged with [***] or [***] for such [***] for such [***].

“Legal Requirements” means applicable federal, provincial, territorial, state, foreign, local or municipal laws, statutes, constitutions, resolutions, ordinances, by-laws, treaties, codes, guidelines, protocols, policies, notices, directions, edicts, decrees, rules, regulations, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any applicable orders, writs, injunctions, awards, judgments and decrees, in each case having the force of law and binding on or affecting the Company or any Subsidiary, as the case may be, or the assets of the Company or any Subsidiary, as the case may be.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Effect” means, with respect to any entity, any transaction, event, condition, change, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, (i) has had or is reasonably likely to have a material adverse effect on the business of such entity or (ii) has materially impeded or delayed or is reasonably likely to materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements, other than any Effect arising out of:  (a) any change in [***] whether [***] or [***] (provided that such change does not affect the entity disproportionately as compared to companies operating in the same industry in which the entity operates); (b) any change in [***] or [***] generally (provided that such change does not affect the entity disproportionately as compared to companies operating in the same industry in which the entity operates); (c) any change in developments, trends or conditions related to [***] generally (provided that such change does not affect the entity disproportionately as compared to companies operating in the same industry in which the entity operates); (d) any change in [***] or any [***] or [***] (provided that such change does not affect the entity disproportionately as compared to companies operating in the same industry in which the entity operates); (e) any change in Legal Requirements or GAAP after the Agreement Date; (f) any failure of the entity to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (provided that such exclusion shall not apply to any underlying Effect that may have caused such failure); or (g) the execution or announcement of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement.

***Confidential Treatment Requested.

         “Material Contract” has the meaning set forth in Section 2.20(a).

“Material Liabilities” means Liabilities in excess of $250,000.

“Minimum Employee Number” has the meaning set forth in Section 7.3(f).

“New Company Options” means the Company Options described in Section 6.10(c), granted by the Company prior to Closing under the 2010 Equity Incentive Plan, and assumed pursuant to Section 6.11(a).

“New Company RSUs” means the RSUs described in Section 6.10(c), granted by the Company prior to Closing under the 2010 Equity Incentive Plan and assumed pursuant to Section 6.11(a).

“New Litigation Claim” has the meaning set forth in Section 6.6.

“New Products” has the meaning set forth in Section 2.11(a)(v).

“OBCA” means the Business Corporations Act (Ontario).

“Offer Letter” means the form of Offer Letter attached hereto as Exhibit C.

“Officer’s Certificate” has the meaning set forth in Section 9.5(a).

“Open Source Materials” has the meaning set forth in Section 2.11(a)(viii).

“Option Agreement” means the form of Option Agreement attached hereto as Exhibit F.

“Option Exchange Ratio” means the quotient obtained by dividing (i) the Cash Amount Per Share by (ii) the Acquiror Common Stock Price.

“Participating Amount Per Share” means (i) the Total Participating Consideration divided by (ii) the Fully Diluted Company Share Number.

“Participating Closing Amount Per Share” means (i) the Participating Amount Per Share minus (ii) the Participating Escrow Amount Per Share.

“Participating Escrow Amount Per Share” means (i) the Participating Amount Per Share multiplied by (ii) the Escrow Pro Rata Share.

“Participating Shareholder” has the meaning set forth in Section 1.3(a).

“Permitted Encumbrances” means:  (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established to the extent required by GAAP; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) non-exclusive object code licenses of software by the Company or a Subsidiary in the ordinary course of its business consistent with past practice on its standard unmodified form of customer agreement (a copy of which has been provided to Acquiror’s counsel) or licenses granted by the Company or a Subsidiary under the Contracts listed in Schedule 2.20(a)(x) of the Company Disclosure Letter; (iv) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (v) any other liens, encumbrances, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, including without limitation the interests (including Liens in the property leased and any insurance related thereto) of lessors under operating leases of personal property (that are not capital leases and do not create indebtedness).

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“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Pro Rata Share” means, with respect to a particular Closing Company Shareholder, the amount of cash such Closing Company Shareholder is entitled to receive pursuant to Section 1.3 with respect to its Company Shares and relative to the amount of cash all Closing Company Shareholders are entitled to receive pursuant to Section 1.3 with respect to their Company Shares.

“Property” has the meaning set forth in Section 2.13(b)(iv).

“Purchased Shares” means all of the Company Shares that are issued and outstanding immediately prior to Closing.

“Related Documents” has the meaning set forth in Section 3.2.

“RSUs” means restricted stock units.

“SEC” means the Securities and Exchange Commission.

“Separate Escrow Agreement” has the meaning set forth in Section 9.1(a).

“Separate Escrow Amount” means $1,500,000.

“Separate Escrow Fund” has the meaning set forth in Section 9.1(a).

“Separate Indemnifiable Damages” has the meaning set forth in Section 9.2(b).

“Share Purchase” has the meaning set forth in the recitals.

“Shareholder Tax Information” has the meaning set forth in Section 6.19.

“Shareholders’ Agent” has the meaning set forth in Section 9.7(a).

“Shareholders Agreement” means the Fourth Amended and Restated Unanimous Shareholders’ Agreement relating to the Company dated September 14, 2009, as amended on May 10, 2010.

“Significant Customer” has the meaning set forth in Section 2.22(a).

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“Significant Shareholder” has the meaning set forth in Section 6.19.

“Significant Supplier” has the meaning set forth in Section 2.22(b).

“Spreadsheet” has the meaning set forth in Section 6.8.

“Sub” has the meaning set forth in the recitals.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, security, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Act” means the Income Tax Act (Canada), as amended or supplemented from time to time.

“Tax Return” means any return, statement, report, declaration, election, notice or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) and any other document, whether in tangible or electronic form, required to be filed with respect to Taxes.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Threshold” has the meaning set forth in Section 9.3(a).

“Total Class E Liquidation Preference” means (i) the Class E Liquidation Preference Per Share multiplied by (ii) the Fully Diluted Class E Share Number.

“Total Participating Consideration” means (i) the Total Share Purchase Consideration less (ii) the Total Class E Liquidation Preference.

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“Total Share Purchase Consideration” means $65,000,000 less (i) the amount by which the Transaction Expenses set forth in the Transaction Expenses Certificate exceed the Transaction Expenses Limit, (ii) the amount by which the Company Net Debt Balance set forth in the Company Net Debt Balance Certificate is less than negative CDN$5,500,000, and (iii) the amount of the Management Bonus Payments, together with any Taxes payable in connection therewith.  For greater clarity, if the Company Net Debt Balance is negative CDN$5,000,000, there will be no adjustment pursuant to (ii) above, and if the Company Net Debt Balance is negative CDN$6,000,000, the Total Share Purchase Consideration will be decreased by CDN$500,000 pursuant to (ii) above.

“Transaction Expenses” means all third party fees and expenses incurred by the Company as of and through the Closing Date in connection with the Share Purchase and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Company and the Subsidiaries notwithstanding any contingencies for earnouts, escrows, etc., and any such fees incurred by Company Shareholders paid for or to be paid for by the Company).  For greater clarity, “Transactional Expenses” does not include any taxes payable, including G.S.T., on the fees or expenses incurred.

“Transaction Expenses Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date, certifying the amount of Transaction Expenses (including an itemized list of each Transaction Expense with a description of the nature of such expense and the Person to whom such expense was or is owed), in the form attached hereto as Exhibit Q.  The Transaction Expenses Certificate shall include a representation of the Company, certified by the Chief Executive Officer of the Company, that such certificate includes all of the Transaction Expenses paid or payable at any time prior to, at or following the Closing Date.

“Transaction Expenses Limit” means CDN$[***].

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“VSC” means VisualSonics Corporation, a corporation organized under the laws of the State of Delaware, U.S.A.

“WARN Act” has the meaning set forth in Section 2.15(dd).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 Share Purchase.  At the Closing, and subject to the terms and conditions of this Agreement, each Closing Company Shareholder shall transfer and deliver to the Acquiror or Sub (as determined by the Acquiror in its sole discretion prior to the Closing), and Acquiror or Sub, as applicable, shall receive and accept from such Closing Company Shareholder, all of the Purchased Shares held by such Closing Company Shareholder as set forth on the signature page hereof, which shall represent in aggregate all of the outstanding Company Shares, free and clear of all Encumbrances, or other defects of title, and with the benefit of all rights of whatsoever nature attaching or accruing to such shares on or after the Closing Date.

1.3 Total Share Purchase Consideration.

(a) Participating Shares Payment.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall deliver to each Closing Company Shareholder holding Common Shares, Class B Shares or Class D Shares (a “Participating Shareholder”) an amount in cash per Common Share, Class B Share or Class D Share equal to the Participating Closing Amount Per Share.  In addition, each Participating Shareholder shall have the right to receive upon release from Escrow and subject to Article VIII, the Participating Escrow Amount Per Share.

***Confidential Treatment Requested.

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(b) Class E Shares Payment.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Acquiror shall deliver to each Closing Company Shareholder holding Class E Shares (a “Class E Shareholder”) an amount in cash per Class E Share equal to the Class E Closing Amount Per Share.  In addition, each Class E Shareholder shall have the right to receive upon release from Escrow and subject to Article VIII, the Class E Escrow Amount Per Share.  Notwithstanding anything to the contrary in the Company’s articles or elsewhere, each Class E Shareholder hereby agrees that the amount of accrued dividends with respect to the Class E Shares, and the corresponding Class E Liquidation Preference Per Share shall be determined as of and through the date that is five (5) Business Days prior to the Closing Date and that no dividends shall accrue from and after such date.

(c) Aggregation.  The amount of cash each Closing Company Shareholder is entitled to receive for the Company Shares held by such Closing Company Shareholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Shares held by such Closing Company Shareholder.

(d) Limitation on Total Share Purchase Consideration.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquiror to the Closing Company Shareholders (or any Company Shareholders) exceed the Total Share Purchase Consideration.

(e) Payment Instructions.  Schedule 1.3(e)-1 sets forth the wire transfer instructions for Davis LLP as counsel to the Company (“Company Counsel”), in accordance with which Acquiror shall effect payment of the Total Share Purchase Consideration at the Closing, and, upon receipt of the Total Share Purchase Consideration, Company Counsel will hold such Total Share Purchase Consideration in trust for the Closing Company Shareholders.  Each Closing Company Shareholder consents that he, she or it shall receive payment of his, her or its portion of the Total Share Purchase Consideration from Company Counsel pursuant to instructions provided by such Company Shareholder to Company Counsel and hereby agrees that, with the payment of the Total Share Purchase Consideration by the Acquiror to Company Counsel in accordance with the instructions set forth in Schedule 1.3(e)-1, such Company Shareholder shall be deemed to have received such payments from the Acquiror in full satisfaction of the Acquiror’s payment obligations to such Closing Company Shareholder under this Section 1.3(e).  Each Closing Company Shareholder acknowledges and agrees that the Company will pay, immediately prior to and contingent upon the Closing, the management bonuses in the amounts and to the Persons as set forth in Schedule 1.3(e)-2 (the “Management Bonus Payments”).  Each Closing Company Shareholder further consents to and irrevocably directs Company Counsel to pay out of the portion of the Total Share Purchase Consideration held in trust for such Closing Company Shareholder, in accordance with such Closing Company Shareholder’s Pro Rata Share, at the Closing or promptly thereafter, $250,000 to legal counsel for the Shareholders’ Agent to be held in trust for the Closing Company Shareholders for as long as the Shareholders’ Agent deems reasonably necessary to carry out its responsibilities or to otherwise act on behalf of the Closing Company Shareholders under the terms of this Agreement.

(f) Escrow Cash.  On the Closing Date, Acquiror shall cause to be deposited with the Escrow Agent the Escrow Cash.  The Escrow Cash shall constitute security for the indemnification obligations of the Closing Company Shareholders pursuant to Article IX, and shall be held in and distributed in accordance with the provisions of the General Escrow Agreement and the Separate Escrow Agreement.

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(g) No Interest.  No interest shall accumulate on any cash payable in connection with the Share Purchase (other than interest accrued on the Escrow Cash according to the General Escrow Agreement or the Separate Escrow Agreement, or any portion of the Cash Escrow that may constitute imputed interest as required under section 483 of the Code).

(h) Adjustments.  In the event of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into shares), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to specified numbers of shares of any class or series effected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such share split, reverse share split, share dividend, reorganization, reclassification, combination, recapitalization or other like change.

(i) Rights Not Transferable.  The rights of the Closing Company Shareholders as of immediately prior to the Closing are personal to each such shareholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution.  Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

(j) Treatment of Company Warrants.  No Company Warrants, whether vested or unvested, shall be assumed by the Buyer in the Share Purchase, and the Company shall, immediately prior to the Closing, cancel and extinguish each and every Company Warrant that has not been exercised immediately prior to the Closing.  All Company Warrants shall become fully vested and exercisable prior to, and contingent upon, the Closing.

(k) Treatment of Company Options.  Except for the Assumed Options, no Company Options, whether vested or unvested, shall be assumed by the Buyer in the Share Purchase, and the Company shall, immediately prior to the Closing, cancel and extinguish each Company Option (other than the Assumed Options) that has not been exercised immediately prior to the Closing.  All Company Options, other than the Assumed Options, shall become fully vested and exercisable immediately prior to, and contingent upon, the Closing.  The Assumed Awards shall vest and become exercisable pursuant to the vesting schedule set forth in the applicable Assumed Award agreement, and in no event shall the vesting or exercisability of the Assumed Awards be accelerated.

1.4 Closing.  Unless this Agreement is earlier terminated in accordance with Section 8.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by the parties after the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).  The Closing shall take place at the offices of Osler, Hoskin & Harcourt LLP, 100 King Street West, 63rd Floor, Toronto, Ontario, or at such other location as the parties hereto agree.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.5 Closing Deliveries.

(a) Buyer Deliveries.  Buyer shall deliver to the Company at or prior to the Closing, each of the following:

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(i) a certificate, dated as of the Closing Date, executed on behalf of Buyer a duly authorized officer of Buyer to the effect that each of the conditions set forth in Section 7.2(a) has been satisfied;

(ii) the General Escrow Agreement and the Separate Escrow Agreement, each dated as of the Closing Date and executed by the Buyer and the Escrow Agent; and

(iii) the Total Share Purchase Consideration, paid as provided in Section 1.3(e); and

(iv) a certificate, dated as of the Closing Date and executed on behalf of the Buyer by its Secretary, certifying the Buyer’s (A) articles of incorporation, (B) bylaws, (C) board resolutions approving the Share Purchase and adopting this Agreement, and (D) other matters in the Company’s reasonable discretion.

(b) Company Deliveries.  The Company shall deliver to Buyer at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.10(b), 7.3(a) and Sections 7.3(c) through 7.3(i) inclusive has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) articles, (B) bylaws, (C) board resolutions approving the Share Purchase and adopting this Agreement, and (D) other matters in Buyer’s reasonable discretion;

(iii) a written opinion from Company Counsel, covering the matters set forth on Exhibit A, dated as of the Closing Date and addressed to Buyer;

(iv) the General Escrow Agreement and the Separate Escrow Agreement, each dated as of the Closing Date and executed by the Closing Company Shareholders and the Shareholders’ Agent;

(v) the Employment Documentation, as provided by Buyer, executed by as many of the individuals set forth in Schedule 7.3(f) as is possible, consistent with Section 6.10(a);

(vi) evidence satisfactory to Buyer of (A) the resignation and release of each of the directors and each of the officers of the Company and of each Subsidiary in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company and of each such Subsidiary, effective no later than immediately prior to the Closing, and (B) if requested by Buyer, the appointment of new officers and directors of the Company and of each Subsidiary which appointments are to become effective at the Closing;

(vii) the Consulting Agreement duly executed by the Designated Contractor;

(viii) unless otherwise requested by Buyer in writing no less than three Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the Company Board, certified by the Secretary of the Company, authorizing the termination of each or all of the Company Employee Plans that are “employee benefit plans” subject to ERISA, including the Company’s 401(k) Plan (the “401(k) Plan”), and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Closing Date and contingent upon the Closing;

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(ix) a certificate from the Ministry of Government Services (Ontario), and each other state, province or other jurisdiction in which the Company or any Subsidiary is qualified to do business as a domestic or foreign corporation dated within three days prior to the Closing Date certifying that the Company or such Subsidiary is in good standing;

(x) evidence satisfactory to Buyer of (A) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Share Purchase or any other transaction contemplated by this Agreement under the contracts listed or described in Schedule 1.5(b)(x)-1 hereto, (B) the termination of each of the contracts of the Company listed or described in Schedule 1.5(b)(x)-2 hereto, and (C) the amendment of each of the contracts of the Company listed or described in Schedule 1.5(b)(x)-3 hereto in the manner described on such Schedule with respect to each such contract;

(xi) the Spreadsheet completed to include all of the information specified in Section 6.8 in a form reasonably acceptable to Buyer and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;

(xii) the Transaction Expenses Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for Buyer to verify and determine the amount of Transaction Expenses;

(xiii) the Company Net Debt Balance Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for Buyer to verify and determine the Company Net Debt Balance; and

(xiv) complete and correct copies of all executed stock option grants and agreements relating to the New Company Options, in the form provided by the Buyer.

(c) Company Shareholder Deliveries.  Each Closing Company Shareholder shall deliver to Buyer, at or prior to the Closing, each of the following:

(i) the share certificates representing the Company Shares held by such Closing Company Shareholder (or an affidavit of lost certificate and an express indemnity in a form satisfactory to Buyer in the case of any found to be missing); and

(ii) a duly executed share transfer and power of attorney in the form supplied by Buyer.

1.6 Tax Consequences.  The parties intend the Share Purchase to be a taxable sale of the Company Shares by the Closing Company Shareholders.  Acquiror and Sub make no representations or warranties to the Company or to any Company Shareholder regarding the Tax treatment of the Share Purchase, or any of the Tax consequences to the Company or any Company Shareholder of this Agreement, the Share Purchase or any of the other transactions or agreements contemplated hereby.  The Company and each Company Shareholder acknowledges and agrees that the Company and the Company Shareholders are relying solely on their own Tax advisors in connection with this Agreement, the Share Purchase and the other transactions and agreements contemplated hereby.

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1.7 Withholding Rights.  Subject to Section 6.20, Buyer shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Closing Company Shareholder (or any agent or other payment designee thereof), such amounts that are required to be deducted or withheld therefrom under any provision of U.S. federal, local or non-U.S. Tax law or under any applicable legal requirement (but, for greater certainty, none in respect of Section 116 of the Tax Act) and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from Closing Company Shareholders. Buyer shall promptly remit such withheld or deducted amounts to the appropriate Governmental Entity in accordance with applicable Legal Requirements, and such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to an applicable Closing Company Shareholder in respect of which such deduction and withholding was made.

1.8 Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Buyer are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.  In the event that any Closing Company Shareholder does not deliver to Buyer, at or prior to the Closing, the deliveries contemplated in Section 1.5(c), the Company shall deliver to Buyer with respect to the Company Shares held by such Closing Company Shareholder an assignment separate from certificate in a form satisfactory to Buyer and a duly executed share transfer  and power of attorney in the form supplied by Buyer, in each case executed in reliance upon the power of attorney contained in the Shareholders Agreement.

1.9 Rights and Guaranties of Acquiror.  Acquiror may, at any time prior to the Closing Date upon written notice to the Company no less than ten (10) Business Days prior to such assignment, assign all of its rights and responsibilities under this Agreement to Sub, which entity shall purchase the Purchased Shares and for all intents and purposes be the “Buyer” pursuant to and in connection with this Agreement, provided that such transfer shall not (i) delay the Closing Date, (ii) impair, prevent or hinder in any way Acquiror’s or Sub’s ability to consummate the Share Purchase or to perform Acquiror’s obligations under this Agreement, (iii) increase the Transaction Expenses, (iv) increase the costs of the transactions contemplated hereby to the Closing Company Shareholders in any way or (v) decrease the net after-tax proceeds received by the Closing Company Shareholders from the transactions contemplated hereby.  In the event of such an assignment, Acquiror hereby absolutely and unconditionally guaranties the timely payment of all monetary obligations and the timely performance of all other obligations of the Sub under or pursuant to this Agreement (including, without limitation, the monetary obligations under or pursuant to Section 1.3 and Article IX).

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ARTICLE II

Representations and Warranties of the Company

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquiror and Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquiror and Sub under this Article II), the Company represents and warrants to Acquiror and Sub as follows:

2.1 Organization, Standing and Power.  The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Company and each Subsidiary has the corporate power to own its respective properties and to conduct its respective business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any Subsidiary is in violation of any provision of its articles or bylaws or equivalent organizational or governing documents.  Schedule 2.1 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary.

2.2 Subsidiary Shares.  The Company is the direct or indirect owner of all of the issued and outstanding shares in the capital of each Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances set forth in Schedule 2.2 of the Company Disclosure Letter, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal created by the articles and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which such Subsidiary is a party or by which it is bound.  There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued shares in the capital or other securities in the capital of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.  The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Subsidiaries listed in Schedule 2.2 of the Company Disclosure Letter.

2.3 Capital Structure.

(a) The authorized capital of the Company consists solely of (i) unlimited Common Shares, (ii) unlimited Class B Shares, (iii) unlimited Class D Shares and unlimited Class E Shares.  A total of 4,361,500 Common Shares, 249,418 Class B Shares, 2,454,820 Class D Shares and 13,930,572 Class E Shares are issued and outstanding as of the Agreement Date.  The Company holds no treasury shares.  There are no other issued and outstanding shares or other securities in the capital of the Company and no outstanding commitments or Contracts to issue any shares or other securities in the capital of the Company other than (1) the New Company Options and New Company RSUs issuable or issued after the date hereof, (2) pursuant to the exercise of outstanding Company Options under the 2002 Option Plan and (3) pursuant to the exercise of outstanding Company Warrants.  Schedule 2.3(a) of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any Company Shares and the number of such shares so owned by such Person.  All issued and outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable, are free of any Encumbrances and except as set forth in Schedule 2.3(a) of the Company Disclosure Letter, are not subject to any preemptive rights, rights of first refusal or “put” or “call” rights created by the articles or bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound.  There is no liability for dividends accrued and unpaid by the Company, except for the liability to the Class E Shareholders to pay dividends on the Class E Shares, and such liability to the Class E Shareholders that will be fully satisfied by the payment of the Class E Liquidation Preference Per Share.

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(b) The Company has reserved 3,924,548 Common Shares for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans (excluding any and all Common Shares reserved for issuance under the 2010 Equity Incentive Plan as contemplated by Section 6.10(c)), of which, as of the Agreement Date, 3,247,084 shares are subject to outstanding and unexercised Company Options and 561,214 shares remain available for issuance thereunder.  Schedule 2.3(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all registered owners of outstanding Company Options, together with the number of Common Shares subject to each such Company Option, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the term of each such option and the plan from which such option was granted.  In addition, Schedule 2.3(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Agreement, Date (which schedule shall be a subset of Schedule 2.3(b) of the Company Disclosure Letter), of all holders of outstanding Company Options that are held by Persons that are not employees of the Company or any Subsidiary (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and the Company.  All Company Options (other than Assumed Options) shall become fully vested and exercisable prior to Closing.  All Company Options (other than Assumed Options) that have not been exercised prior to Closing shall be cancelled and extinguished prior to Closing.  All issued and outstanding Company Shares issued upon exercise of Company Options were, and as of the Closing will have been, issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts.

(c) Schedule 2.3(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all registered owners of outstanding Company Warrants, including the number and type of Company Shares subject to each such warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each such warrant.  All Company Warrants shall become fully vested and exercisable prior to the Closing.  All Company Warrants that have not been exercised prior to Closing shall be cancelled and extinguished.

(d) Other than as set forth in Schedules 2.3(a), 2.3(b) and 2.3(c) of the Company Disclosure Letter, as of the Agreement Date, no Person has any right to acquire any Company Shares or any options, warrants or other rights to purchase Company Shares or other securities in the capital of the Company, from the Company.

(e) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) granting its holder the right to vote on any matters on which its shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from shares in the capital of the Company, is issued or outstanding (collectively, “Company Voting Debt”).

(f) Other than as set forth in Schedules 2.3(a), 2.3(b) and 2.3(c) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares, options, warrants or other rights to purchase Company Shares or other securities in the capital of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract.  Other than the Shareholders Agreement, there are no Contracts relating to voting, purchase or sale of any Company Shares (i) between or among the Company and any of its shareholders, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of the Company, between or among any of the Company’s shareholders.  Neither the Company Option Plans nor any Contract to which the Company or any Subsidiary is a party to or by which the Company or any Subsidiary is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options in connection with the Share Purchase or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or any Subsidiary.  A true, correct and complete copy of each Company Option Plan has been provided to Acquiror’s counsel.  Except as contemplated in this Agreement, the Company Option Plans have not been amended, modified or supplemented since being provided to Acquiror’s counsel, and there are no agreements, understandings or commitments of the Company to amend, modify or supplement such plans or Contracts in any case from those provided to Acquiror’s counsel other than in connection with this Agreement.

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(g) The Spreadsheet will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any Company Shares as of the Closing and the number and kind of such shares so owned by such Person.  As of the Closing, no Person not disclosed in the Spreadsheet will have a right to acquire any Company Shares, any Company Options, any Company Warrants or any other securities exercisable or convertible into Company Shares from the Company.  In addition, the Company Shares disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the articles or bylaws of the Company or any Contract to which the Company is a party or by which it is bound.

(h) The Company Shareholders who have executed this Agreement on the Agreement Date, or the Company acting on behalf of such Company Shareholders, have provided each other Company Shareholder with a duly prescribed notice pursuant to Section 7.10 (Drag-Along Right) of the Shareholders Agreement, and the Company and the Company Shareholders have taken all steps and have done all things prescribed under the Shareholders Agreement (or, in the case of Company Optionholders and holders of Company Warrants who become Closing Company Shareholders after the date of this Agreement, pursuant to the terms and conditions of the applicable Company Option or Company Warrant) to require each Closing Company Shareholder to sell his, her or its Company Shares to the Acquiror.

(i) The provisions of the Shareholders Agreement with respect to the sale and delivery of the Purchased Shares constitute valid and binding obligations of, and are enforceable against, each and every Company Shareholder.

2.4 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the Company Board.  This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) applicable laws relating to bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affection the enforcement of creditors’ rights and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance, injunctive relief and other equitable remedies.  The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has approved and adopted this Agreement and approved the Share Purchase, determined that this Agreement and the terms and conditions of the Share Purchase and this Agreement are advisable and in the best interests of the Company and its shareholders, and recommended that all of the Company Shareholders execute this Agreement.

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(b) The execution and delivery of this Agreement by the Company and the Company Shareholders does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance, on any of the material properties or assets of the Company or any Subsidiary or to the knowledge of the Company, any of the Company Shares, or (ii) conflict with, or result in any material violation of or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the articles or bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, (B) other than as set forth in Schedule 2.4(b)(ii)(B) of the Company Disclosure Letter, any Material Contract of the Company or any Subsidiary or any Contract applicable to any of their material properties or assets, taken as a whole, or (C) any Legal Requirements applicable to the Company or any Subsidiary or any of their respective material properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

2.5 Financial Statements.

(a) The Company has delivered to Acquiror its audited consolidated financial statements for the two fiscal years ended September 30, 2009 and the interim unaudited quarterly fiscal period ending March 31, 2010 (including, in each case, balance sheets, income statements and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.5(a) of the Company Disclosure Letter.  Except as set forth in Schedule 2.5 of the Company Disclosure Letter, the Financial Statements have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes or normal and consistent year-end adjustments that would not be material) applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) fairly present the consolidated financial condition of the Company and the Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount).  Neither the Company nor any Subsidiary has any Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of March 31, 2010 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s or any Subsidiary’s business since March 31, 2010 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, and (iii) those incurred by the Company or any Subsidiary in connection with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.  Except for Liabilities reflected in the Financial Statements and as set forth in Schedule 2.5(a) of the Company Disclosure Letter, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.  All reserves that are set forth in or reflected in the Company Balance Sheet have been established and reported in accordance with GAAP consistently applied.

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(b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, and (iii) that the amounts recorded for assets and liabilities on the books and records of the Company is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.  Since October 1, 2006, neither the Company, any of its Subsidiaries, nor to the Company’s knowledge, any current executive officer or director of the Company or any of its Subsidiaries, has received any complaint, allegation or claim of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or any claim or allegation regarding any of the foregoing.  Since October 1, 2006, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements, except auditor’s reports provided to the Company’s audit committee in the ordinary course of business.  No lawyer representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents.  There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which have adversely affected the Company’s ability to record, process, summarize and report financial data.  At the Company Balance Sheet Date, other than as set forth in Schedule 2.5(b) of the Company Disclosure Letter, there were no material loss contingencies (as such term is defined in Section 3290 of the Canadian Institute of Chartered Accountants Handbook) that are not adequately provided for in the Company Balance Sheet. There has been no change in the Company accounting policies in the past five (5) years, except as described in the Financial Statements.

(c) Schedule 2.5(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(d) Schedule 2.5(d) of the Company Disclosure Letter accurately lists all indebtedness of Company and its Subsidiaries for money borrowed (“Debt”), including, for each item of Debt, the agreement governing the Debt, the interest rate, maturity date, and a brief summary of any prepayment terms and any assets or properties securing such Debt.

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2.6 Absence of Certain Changes.  Since the Company Balance Sheet Date, each of the Company and each Subsidiary has conducted its business in the ordinary course consistent with past practice and (a) there has not occurred a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, (b) neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company or any Subsidiary (other than the sale or nonexclusive license of Company Products to its customers in the ordinary course of its business consistent with its past practice), (c) except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets, (d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities, (e) there has not occurred any material default under any Material Contract to which the Company or any Subsidiary is a party or by which it is, or any of its assets and properties are, bound, (f) other than as set forth in Schedule 2.6(f) of the Company Disclosure Letter, there has not occurred any amendment or change to the articles or bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, (g) other than as set out in Schedule 2.6(g) of the Company Disclosure Letter, there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its directors, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Treasury Regulation promulgated thereunder, or any new loans or extension of existing loans to any such directors, officers, employees or consultants (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice), and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons, (h) other than as set forth in Schedule 2.6(h) of the Company Disclosure Letter, there has not occurred the execution of any employment agreements or service Contracts or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company or any Subsidiary, (i) other than as set forth in Schedule 2.6(i) of the Company Disclosure Letter, there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company or any Subsidiary, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company or any Subsidiary, (j) neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person, (k) neither the Company nor any Subsidiary has paid or discharged any Encumbrance or Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (l) neither the Company nor any Subsidiary has incurred any Liability to its directors, officers or shareholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice), (m) other than as set out in Schedule 2.6(m) of the Company Disclosure Letter, neither the Company nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $100,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, (n) neither the Company nor any Subsidiary has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, (o) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Subsidiary, and (p) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (o) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

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2.7 Litigation.  Other than as disclosed in Schedule 2.7 of the Company Disclosure Letter, there is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), nor, to the knowledge of the Company, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation.  There is no judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries).  To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or any Subsidiary based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby.  Neither the Company nor any Subsidiary has any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person.

2.8 Restrictions on Business Activities.  There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any Subsidiary as currently conducted by the Company or any Subsidiary or the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all New Products as currently proposed to be conducted by the Company or any Subsidiary.

2.9 Compliance with Laws; Governmental Permits.

(a) Each of the Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business.  Neither the Company nor any of its Subsidiaries, nor any director, officer or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), whether directly or indirectly, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, for the purpose of influencing any act or decision of the recipient in his or her official capacity, including for the purpose of securing an improper advantage in order to obtain, retain or direct business, to any (i) governmental official or employee, (ii) political party or candidate thereof, (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof, or (iv) recipient in order to induce the use of his or her influence to affect an act or decision of a government official or employee.

(b) Each of the Company and each Subsidiary has obtained each federal, provincial, territorial, state, municipal, county, local or foreign governmental consent, license, permit, grant, certification, registration or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) except as would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, that is required for the operation of the Company’s or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, certifications, registrations and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect.  Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of a Legal Requirement or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination, non-renewal or modification of any Company Authorization.  None of the Company Authorizations will be terminated, or will become terminable, in whole or in part, directly as a result of the consummation of the transactions contemplated by this Agreement.

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2.10 Title to Property and Assets.  The Company and each Subsidiary has good and valid title to all of its respective properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or materially interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (c) liens securing indebtedness that is reflected on the Company Balance Sheet, and (d) with respect to Company IP Rights, the licenses set forth in the Contracts disclosed in Schedule 2.20(a)(xi) of the Company Disclosure Letter.  The plant, property and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice.  All properties used in the operations of the Company or any Subsidiary are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.  Schedule 2.10 of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any Subsidiary.  The Company and its Subsidiaries have adequate rights of ingress and egress into any real property used in the operation of their respective businesses.  The Company has heretofore provided to Acquiror’s counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto.  Neither the Company nor any Subsidiary currently owns, or has owned, any real property.

2.11 Intellectual Property.  Subject to the disclosures set forth in subsections of Schedule 2.11 of the Company Disclosure Letter (each of which disclosures in order to be effective shall clearly indicate the subsection of this Section 2.11 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquiror and Sub under this Section 2.11), the Company represents and warrants to Acquiror and Sub as follows:

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Intellectual Property” means any and all industrial and intellectual property and proprietary rights of any nature or kind, whether protected, created, or arising under any applicable law, and all worldwide common law, statutory, and other rights in, arising out of, or associated therewith, including the following: all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

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(ii) “Company IP Rights” means (A) any and all Intellectual Property that is licensed by the Company or any Subsidiary which Intellectual Property is used (x) in the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries or (y) in the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all New Products as currently proposed to be conducted by the Company and its Subsidiaries; and (B) Company-Owned IP Rights.

(iii) “Company IP Rights Agreements” means any licenses, sublicenses, and other agreements, permissions, and understandings of any kind or nature, under which the Company or any Subsidiary is (A) a licensee or otherwise is authorized to use or practice, or is otherwise granted any right or immunity with respect to, any Company IP Rights, or (B) a licensor or otherwise authorizes the use or practice of, or otherwise grants any right or immunity with respect to any Company IP Rights.  Company IP Rights Agreements include any license agreements, options, settlement agreements, coexistence agreements, consent agreements, confidentiality agreements, security agreements and assignments governing Company IP Rights.

(iv) “Company-Owned IP Rights” means any and all Intellectual Property owned by the Company and its Subsidiaries which Intellectual Property is used (x) in the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries or (y) in the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all New Products as currently proposed to be conducted by the Company and its Subsidiaries.

(v) “Company Products” means (A) all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary prior to the Closing Date, and/or (B) those products, product candidates, components or services currently under development or under clinical or pre-clinical investigation by or on behalf of the Company or any Subsidiary which are listed in Schedule 2.11(a)(v) of the Company Disclosure Letter (the “New Products”).

(vi) “Company Proprietary Code or Specifications” means, collectively, any software source code or material confidential manufacturing specifications or designs, any material portion or aspect of software source code or material confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or material confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.

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    (vii) “Company Registered Intellectual Property” means all United States, Canadian, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority, in each case, owned by or exclusively licensed to, or registered or filed in the name of, the Company or any of its Subsidiaries.

(viii) “Open Source Materials” means software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(b) The Company and its Subsidiaries own or have the valid right or license to all Intellectual Property used in or necessary to  the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries and/or the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all New Products as currently proposed to be conducted by the Company and its Subsidiaries.  The Company IP Rights are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries and for the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all New Products as currently proposed to be conducted by the Company and its Subsidiaries.

(c) Neither the Company nor any Subsidiary has transferred ownership, or agreed to transfer ownership to a third party, of any Intellectual Property used in (i) the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries, or (ii) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all New Products as currently proposed to be conducted by the Company and its Subsidiaries.  Neither the Company nor any Subsidiary permitted the Company’s rights in any Intellectual Property for which the Company or any Subsidiary has submitted an application or obtained a registration, to lapse (other than through (x) the expiration of registered Intellectual Property at the end of its maximum statutory term, or (y) the election by the Company not to file a foreign counterpart, continuation, divisional, extension or derivative of any Company Registered Intellectual Property).

(d) The Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned IP Rights, free and clear of any Encumbrances (other than Permitted Encumbrances).  The right, license and interest of the Company or a Subsidiary in and to all Company IP Rights licensed by the Company or a Subsidiary from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable written license agreements with such third parties and Permitted Encumbrances).

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(e) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right, or impair the right of the Company, any Subsidiary or Acquiror to use, possess, sell or license any Company-Owned IP Right or portion thereof.

(f) Schedule 2.11(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Products by name and version number.

(g) Schedule 2.11(g) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Registered Intellectual Property, including:  (i) the owner(s) of each such item of Company Registered Intellectual Property and the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and (ii) identification of the agreement(s) under which any such Company Registered Intellectual Property is exclusively licensed to Company.  Schedule 2.11(g) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property listed in Schedule 2.11(h) of the Company Disclosure Letter in order to avoid abandonment of and/or necessary to secure rights in or to such Company Registered Intellectual Property where such requirement for such action exists as of the Agreement Date.

(h) Each item of Company Registered Intellectual Property is subsisting (or in the case of applications, applied for) and to the knowledge of the Company, valid.  The Company Registered Intellectual Property listed in Schedule 2.11(h) of the Company Disclosure Letter has been filed, prosecuted and maintained in good faith and in a commercially reasonable manner and is in good administrative standing.  All registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property listed in Schedule 2.11(h) of the Company Disclosure Letter have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Canada or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and its Subsidiaries’ or the relevant licensor’s ownership interests therein.  To the knowledge of the Company, none of the Company Registered Intellectual Property is currently involved in any interference, inventorship dispute, reissue, reexamination, opposition, or cancellation claim or proceeding, and neither the Company nor any of its Subsidiaries has received any written notice from any Person regarding any such claim or proceeding.  To the knowledge of the Company or its Subsidiaries, there is no threatened claim or proceeding of the nature described in the immediately preceding sentence.  Neither the Company nor any of its Subsidiaries has entered into any Contract granting any person the right to control the prosecution of any of the Company Registered Intellectual Property listed in Schedule 2.11(h) of the Company Disclosure Letter.

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(j) None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

(k) There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than (i) one time, lump-sum fees payable for end-user licenses to generally commercially available software, and (ii) salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company IP Rights by the Company or any of its Subsidiaries.

(l) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company or any Subsidiary.  Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.  Neither the Company nor any of its Subsidiaries has entered into any Contract granting any Person the right to bring infringement, or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any of the Company-Owned IP Rights.

(m) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to own or exercise any Intellectual Property.  Neither the Company nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any patent rights of a third party where such patent rights would be related to any Company Product.

(n) The Company and its Subsidiaries have no Liability for infringement or misappropriation of the Intellectual Property of any third party or for unfair competition or unfair trade practices under the laws of any jurisdiction.  Neither (A) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all New Products as currently proposed to be conducted by the Company and its Subsidiaries, nor (B) the operation of the business of the Company and its Subsidiaries as such business is currently conducted by the Company or any Subsidiary, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process used in the business of the Company or its Subsidiaries, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

(o) Neither the Company nor any Subsidiary has received any formal written opinion of counsel that any Company Product or the operation of the business of the Company or any Subsidiary, as previously or currently conducted, or as currently proposed to be conducted by the Company or any Subsidiary, does or does not infringe any patent right of a third party or that any patent right of a third party is invalid.

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(p) The Company and each Subsidiary has secured from all Persons who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary (each, an “Author”) unencumbered and unrestricted exclusive ownership of each Author’s Intellectual Property in such contribution and has obtained a waiver from each such Author of any non-assignable rights (including moral rights) and, without limiting the foregoing, the Company and each Subsidiary has obtained written and enforceable agreements with each Author to accomplish the foregoing.  No Author has retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by the Author for the Company or any Subsidiary.

(q) The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”).  All use, disclosure or appropriation of Confidential Information by or to a third party manufacturer, customer or supplier has been pursuant to the terms of a written Contract between the Company or a Subsidiary and such third party.  All Authors having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s and its Subsidiaries’ customers and business partners, to the extent required by such customers and business partners).

(r) Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) licensed or used Open Source Materials in any other manner.

(s) No (i) government funding (other than research tax credits from the government of Canada); (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Shares) was used in the development or acquisition by the Company of the Company-Owned IP Rights.

(t) Neither the Company or any Subsidiary nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any other Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Proprietary Code or Specifications, other than manufacturing specifications provided to third party manufacturers or component suppliers under non-disclosure agreements solely to enable the third party manufacturer or supplier to manufacture components of Company Products for the Company.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Proprietary Code or Specifications, other than manufacturing specifications provided to third party manufacturers or component suppliers under non-disclosure agreements solely to enable the third party manufacturer or supplier to manufacture components of Company Products for the Company.

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(v) The Company and each Subsidiary has implemented and maintains a security plan related to the Confidential Information consistent with comparable industry practices for a company of its size and stage of development.  Neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s or any Subsidiary’s possession, custody or control.

2.12 Cultural Business Activities.  Neither the Company nor any Subsidiary is engaged in any of the activities described in the definition of “cultural business” in Section 14.1(6) of the Investment Canada Act.

2.13 Environmental Matters.

(a) Notwithstanding anything to the contrary contained herein, this Section 2.13 is the only representation and warranty with respect to Environmental matters.

(b) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any federal, provincial, territorial, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, or require reporting with respect to air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees or workers.

(ii) “Facilities” shall mean all buildings and improvements on the Property.

(iii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

(iv) “Property” shall mean all real property leased or owned by the Company or any Subsidiary either currently or in the past.

(c) Except as set forth in Schedule 2.13(c) of the Company Disclosure Letter (i) all Hazardous Materials and wastes of the Company or any Subsidiary have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii) neither the Company nor any Subsidiary has received from any Governmental Entity any notice of any material noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) neither the Company nor any Subsidiary has received written notice that administrative actions or suits are pending or threatened relating to an actual or alleged material violation of any applicable Environmental and Safety Laws by the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary has received written notice that it is alleged to be a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous federal, provincial, territorial, state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to the Company’s knowledge, during the time that it or a Subsidiary owned or leased any Property, there were no Hazardous Materials on, under or migrating from any of the Facilities or the Property other than in accordance with Environmental and Safety Laws; (vi) to the Company’s knowledge, at the time at which a lease for any leased Property expired or was terminated early, and at the time at which any owned Properties were sold, there were no underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; and (vii) the Facilities, while owned or leased by the Company or a Subsidiary, as applicable, and the Company’s and each Subsidiary’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws.

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2.14 Taxes.

(a) The Company and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return, including all installments on account of Taxes for the current year that are due and payable by it, whether or not assessed by the appropriate Governmental Entity.  Except as set forth in Schedule 2.14(a) of the Company Disclosure Letter, all such Tax Returns were complete and accurate and have been prepared in substantial compliance with all applicable Legal Requirements.  The Company has delivered to Acquiror correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for all fiscal years beginning with the fiscal year ended September 30, 2006.

(b) Except as set forth in Schedule 2.14(b) of the Company Disclosure Letter, the Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date.  Neither the Company nor any Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date and for which provisions have been made on the Company Balance Sheet.

(c) There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in a lien against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed, except that VSC has filed for extensions of its U.S. federal and those state tax returns for the year ended September 30, 2009 as set forth in Schedule 2.14(c) of the Company Disclosure Letter.  The Company has received no written claim by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(d) Neither the Company nor any of the Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(e) All income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital tax liabilities of each of the Company and the Subsidiaries have been assessed by the relevant Governmental Entity, and notices of assessment have been issued to each such entity by the relevant Governmental Entity for all taxation years or periods ending prior to and including the taxation year or period ended September 30, 2009, except as disclosed in Schedule 2.14(e) of the Company Disclosure Letter.

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(f) Other than as disclosed in Schedule 2.14(f) of the Company Disclosure Letter, there are no proceedings, investigations, audits or Claims now pending or, to the Company’s knowledge, threatened against the Company or any of the Subsidiaries in respect of any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(g) Other than as disclosed in Schedule 2.14(g) of the Company Disclosure Letter, the Company and each Subsidiary has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employee, officer or director and any non-resident Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.

(h) The Company and each Subsidiary has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(i) Except pursuant to this Agreement or as specifically disclosed in writing to the Acquiror, for purposes of the Tax Act or any other applicable Tax statute, no Person (other than the Company) or group of Persons has ever acquired or had the right to acquire control of the Company or any of the Subsidiaries.

(j) None of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Company or any of the Subsidiaries at any time up to and including the Closing Date.

(k) Neither the Company nor any of the Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under Section 160 of the Tax Act.

(l) For all transactions between the Company and VSC during a taxation year commencing after 2003 and ending on or before the Closing Date, and between the Company and its other Subsidiaries during a taxation year commencing after 2006 and ending on or before the Closing Date, each of the Company and the Subsidiaries has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(m) The Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and its registration number is: 88629-2127.

(n) The only reserves under the Tax Act or any equivalent provincial or territorial statute to be claimed by the Company or any of the Subsidiaries for the taxation year ended immediately prior to the acquisition of control by the Acquiror are disclosed in Schedule 2.14(n) of the Company Disclosure Letter.

(o) VSC has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Share Purchase.

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(p) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Subsidiary have any Liability or potential Liability to another party under any such agreement.

(q) The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(r) Neither the Company nor any Subsidiary has been and is not currently a party to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(s) Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.  Neither the Company nor any Subsidiary nor any predecessor of the Company or a Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group for U.S. federal income tax or U.S. state, local or foreign income tax purposes.

(t) The Company and each Subsidiary will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(u) The Company and each Subsidiary have not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(v) The Company for itself and for its Subsidiaries has provided to the Acquiror all documentation relating to any applicable Tax holidays or incentives.  The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement, except for the impact of the Agreement on any Tax incentives to which the Company is currently entitled to as a result of qualifying as a Canadian controlled private corporation within the meaning of the Tax Act.

(w) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Share Purchase.

(x) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code or characterized as a “parachute payment” within the meaning of Section 280G of the Code.  Schedule 2.14(x) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company or any Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.  No Company Shares or shares of any Company Shareholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code.

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(y) Schedule 2.14(y) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) covering any employee or independent contractor of the Company or any Subsidiary whose compensation is subject to U.S. income taxation.  Each such nonqualified deferred compensation plan complies in all material respects with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in all material respects in accordance with such requirements.  No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(z) The exercise price of all Company Options granted to employees or independent contractors of the Company or any Subsidiary whose compensation is subject to U.S. income taxation is at least equal to the fair market value of the Common Shares on the date such Company Options were granted, and none of the Company, the Sub or the Acquiror has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any such Company Options.

(aa) More than fifty percent (50%) of the fair market value of the Company Shares is not derived, and at no time during the sixty (60) month period preceding the Closing Date was more than fifty percent (50%) of the fair market value of the Company Shares derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource properties (within the meaning of the Tax Act); (iii) timber resource properties (within the meaning of the Tax Act); or (iv) options in respect of, or interests in, or for civil law rights in, property described in (i), (ii) or (iii) above, whether or not the property exists. The Company Shares have not been deemed to be taxable Canadian property (within the meaning of the Tax Act) under a provision of the Tax Act.

2.15 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.15(a) of the Company Disclosure Letter sets forth a true, complete, up-to-date and accurate list of all written or oral employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, share compensation, share purchase, share option, share appreciation, phantom share option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, agreement or arrangement, and every other similar written or oral benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company or any Subsidiary for the benefit of its Employees or former Employees and their dependants or beneficiaries at any time in the last five years or as provided by any collective agreement to which the Company is a party or by which it is, or was at any time in the last five years, bound or with respect to which the Company participates or has any actual or potential liability or obligations, other than plans established pursuant to statute (collectively, the “Company Employee Plans”).

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(b) The Company has furnished or made available to the Acquiror true, correct, up-to-date and complete copies of all the Company Employee Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof together with all related material documentation including as applicable, (i) annuity contracts, trust agreements, investment management agreements and funding agreements, (ii) actuarial reports for the past three (3) years, funding and financial information returns and statements, asset valuations, collective agreements, all professional opinions (whether or not internally prepared) with respect to each Company Employee Plan and all material internal memoranda concerning the Company Employee Plans, (iii) copies of material correspondence during the past three (3) years between the Company and any Governmental Entity with respect to each Company Employee Plan, and (iv) current plan summaries, employee booklets and personnel manuals, in each case, to the extent such materials were prepared by or for the Company or any Subsidiary or at its request or to the extent that such materials are contained  in the records of the Company or any Subsidiary.  The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the Employees and former Employees (to the extent currently applicable) and their beneficiaries concerning each Company Employee Plan, accurately describe, as of the date of preparation, circulation or communication, as applicable, the benefits provided under each such Company Employee Plan referred to therein.

(c) All of the Company Employee Plans have been established, registered, qualified, funded, invested and administered in all material respects in accordance with, and are in good standing under, all applicable laws and the terms of such Company Employee Plans.  There is no material understanding, written or oral, between the Company or the applicable Subsidiary and the Employees or former Employees different than the written terms of the Company Employee Plans.  No fact or circumstance exists that could reasonably be expected to adversely affect the tax-preferred or tax-exempt status of any Company Employee Plan.

(d) No Company Employee Plan is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act.

(e) No increases in benefits under any Company Employee Plan have been promised that are not reflected in the documentation set out in Schedule 2.15(a) of the Company Disclosure Letter.

(f) None of the Company Employee Plans provides post-retirement benefits other than pension or savings plan benefits or COBRA benefits to or in respect of the Employees or any former Employees or to or in respect of the beneficiaries of such Employees and former Employees.

(g) All obligations of the Company or any Subsidiary regarding the Company Employee Plans have been satisfied and, to the knowledge of the Company, there are no outstanding defaults or violations by any party thereto that could reasonably be expected to give rise to material Liability to the Company or any Subsidiary, and no material taxes, penalties or fees are owing or eligible by the Company or any Subsidiary under any of the Company Employee Plans.

(h) All contributions or premiums required to be made by the Company or any Subsidiary under the terms of each Company Employee Plan, any collective bargaining agreement or by law have been made in a timely fashion in all material respects in accordance with applicable law and the terms of the Company Employee Plans and any applicable collective bargaining agreement, and the Company does not have, and as of the Closing Date will not have, any actual or potential unfunded liabilities (other than liabilities accruing after the Closing Date) with respect to any of the Company Employee Plans.  All material liabilities of the Company (whether accrued, absolute, contingent or otherwise) related to all Company Employee Plans have been fully and accurately disclosed in accordance with GAAP in the Financial Statements.

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(i) To the knowledge of the Company, each Company Employee Plan is fully funded or fully insured except as set forth in Schedule 2.15(i) of the Company Disclosure Letter.

(j) No Company Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending, or, to the knowledge of the Company, threatened or anticipated, investigation, examination or any other legal proceeding, initiated by any Governmental Entity or by any other Person (other than routine claims for benefits), and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other any other legal proceeding or to affect the registration of any Company Employee Plan required to be registered.

(k) None of the Company or, to the knowledge of the Company, any of its agents or any fiduciary other than the Company, has been in material breach of any contractual or fiduciary obligation with respect to the administration of the Company Employee Plans or the trusts or other funding media relating thereto.

(l) There exists no material liability in connection with any former benefit plan relating to the Employees or former Employees or their beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in all material respects in accordance with the terms of such former benefit plans and all applicable laws.

(m) Other than the accelerated vesting of Company Options as set forth in Section 1.3(k) and Company Warrants as set forth in Section 1.3(j), the execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Company Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any Employee.

(n) Each of the Company and each Subsidiary has provided to Acquiror a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company and each Subsidiary, showing each such person’s name, position, annual remuneration, annual vacation entitlement, any vacation carryover as of September 30, 2009, status as exempt/non-exempt (for U.S. employees), whether the employee is subject to the overtime and hours of work provisions under applicable provincial employment standards legislation (for Canadian employees); and bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.  Each of the Company and each Subsidiary has provided to Acquiror the additional following information for each of its employees outside of Canada: city/country of employment, country of citizenship, date of hire and work location and date of birth.

(o) Schedule 2.15(o) of the Company Disclosure Letter lists as of the Agreement Date each employee of the Company or any Subsidiary who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

(p) Each of the Company and each Subsidiary has provided to Acquiror (i) a true, correct and complete list of all of its consultants, advisory board members and independent contractors and for each the initial date of the engagement, the material terms of engagement and whether the engagement has been terminated by written notice by either party; (ii) copies of all employment agreements with former employees engaged in either engineering or product development; and (iii) copies of all consulting agreements with former consultants engaged in the provision of services relating to engineering or product development.

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(q) Each of the Company and each Subsidiary is in compliance with all currently applicable Legal Requirements respecting employment, human rights or equal opportunity in employment, pay equity, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices.  Each of the Company and each Subsidiary has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants.  Neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  Except as set forth in Schedule 2.15(q)-1 of the Company Disclosure Letter, there are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability.  Except as set forth in Schedule 2.15(q)-2 of the Company Disclosure Letter, to the knowledge of the Company, there are no pending or threatened actions, suits, proceedings, claims, arbitrations or investigations before any Governmental Entity between the Company or any Subsidiary and any of their respective employees.

(r) Schedule 2.15(r)-1 of the Company Disclosure Letter sets forth a true, correct and complete list of all severance Contracts and employment Contracts to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound except for the Key Employee Employment Documentation and the Employment Documentation and other than those  Contracts approved with the written consent of the Acquiror pursuant to Section 5.2(e).  Neither Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to employment or severance Contracts entered into after the Company Balance Sheet Date and disclosed in Schedule 2.15(r)-1 of the Company Disclosure Letter.  Except as set forth in Schedule 2.15(r)-2 of the Company Disclosure Letter, no employee of the Company or any Subsidiary has been dismissed in the last 12 month period.

(s) No union or organization of employees formed for purposes that include the regulation of relations between employees and employers has bargaining rights in respect of the Company or any of the Subsidiaries, or any Persons providing on-site services in respect of the Company or any of the Subsidiaries.  There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by or providing on-site services in respect of the Company or any Subsidiary.  Neither the Company nor any Subsidiary has knowledge of any activities or proceedings of any labor union or to organize their respective employees.  There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Subsidiary.  Neither the Company nor any Subsidiary nor, to the knowledge of the Company or any Subsidiary, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no charge or complaint pending or threatened against the Company or any Subsidiary by or before the National Labor Relations Board, the Ontario Labour Relations Board or any comparable Governmental Entity of any other jurisdiction in which the Company or any of the Subsidiaries has employees.

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(t) To the knowledge of the Company, no employee of the Company or any Subsidiary is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others.  Except as set forth in Schedule 2.15(t)-1 of the Company Disclosure Letter, no employee of the Company or any Subsidiary has given notice to the Company or any Subsidiary, nor does the Company or any Subsidiary otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or any Subsidiary.  The employment of each of the employees of VSC is “at will” (except for employees of VSC located in a jurisdiction that does not recognize the “at will” employment concept).  Except for those employment agreements listed in Schedule 2.15(t)-2, there are no employment contracts which are not terminable on the giving of reasonable notice in accordance with applicable Legal Requirements or at common law.

(u) Except as set forth in Schedule 2.15(u) of the Company Disclosure Letter, there are no outstanding inspection orders made under the Occupational Health and Safety Act (Ontario) relating to the Company or the Company’s business.  To the knowledge of the Company, there are no pending or threatened charges against the Company under occupational health and safety laws relating to the Company’s business.  There have been no fatal or critical accidents which have occurred in the course of the operation of the Company’s business which might lead to charges under the Occupational Health and Safety Act (Ontario).  To the knowledge of the Company, there are no materials present in the Company’s business, exposure to which may result in an occupational disease as defined in the Workplace Safety and Insurance Act, 1997 (Ontario).  The Company has complied in all respects with any orders issued under occupational health and safety laws.

(v) All current assessments under applicable workers’ compensation legislation in relation to the Company and each Subsidiary and all of their respective contractors and subcontractors have been paid or accrued.  None of the Company or any of the Subsidiaries has been or is subject to any additional or penalty assessment under such legislation which has not been paid or has been given notice of any audit.  Moreover, except as set forth in Schedule 2.15(v) of the Company Disclosure Letter, the Company’s accident cost experience is such that there are no pending nor, to the knowledge of the Company, potential assessments, experience rating charges or claims which could adversely affect the Company’s premium payments or accident cost experience or result in any additional payments in connection with the Company or any of the Subsidiaries.

(w) Except as set forth in Schedule 2.15(w) of the Company Disclosure Letter, there are no (i) employees of the Company or any Subsidiary currently subject to any formal warnings regarding their performance or (ii) other disciplinary matters which contemplate termination of employment in the event performance does not improve or in the event of further cause for discipline.

(x) Except as disclosed in Schedule 2.15(x), none of (1) the execution and delivery of this Agreement, (2) the consummation of the Share Purchase, (3) any other transaction contemplated hereby, (4) any termination of employment or service, or (5) any other event in connection with or subsequent to events (1), (2) or (3) hereinabove, when combined with events (1), (2) or (3) hereinabove, will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits referred to in (ii) above, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due from the Company or any Subsidiary to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

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In addition to the representations and warranties set forth in Section 2.15(a) through Section 2.15(x), which shall apply to all Company Employee Plans and Employees of the Company or a Subsidiary in any jurisdiction, the representations and warranties set forth in Section 2.15(y) through Section 2.15(ff) shall only apply to any United States Employees of the Company or a Subsidiary and any Company Employee Plan that covers United States Employees, as applicable.

(y) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law.  There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan that has resulted or would reasonably be expected to result in material Liability to the Company or any Subsidiary.  Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Subsidiary and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in material default under or in material violation of, and has no knowledge of any material default or violation by any other party to, any of the Company Employee Plans.  Neither the Company nor any Subsidiary or ERISA Affiliate is subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.  All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Company Balance Sheet Date).  In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, its Subsidiaries and ERISA Affiliates have in all material respects made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Acquiror, the Sub, the Company as wholly-owned by the Acquiror and/or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event).  With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan.  No suit, administrative proceeding, action or other litigation has been brought within the preceding five years, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(z) With respect to each Company Employee Plan, each of the Company and each United States Subsidiary has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including the COBRA provisions set forth in the American Recovery and Reinvestment Act of 2009 and any applicable proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

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(aa) Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or within the preceding five years has maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(bb) Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or within the preceding five years has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(cc) Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.

(dd) The Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law.  In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

(ee) The Company has delivered to Acquiror true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any Subsidiary to any of their respective employees, non-employee directors, consultants and other service providers.

(ff) The employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any Subsidiary, whether such Liability is based on contractual or other legal obligations of the Company or any Subsidiary or, to the knowledge of the Company, of any such employee, consultant or independent contractor, to such third party.

2.16 Interested Party Transactions.  Except as disclosed in Schedule 2.16 of the Company Disclosure Letter, none of the officers and directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees, consultants or shareholders of the Company or any Subsidiary, nor any immediate family member of an officer, director, employee, consultant or shareholder of the Company or any Subsidiary is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof.  To the knowledge of the Company, none of said officers, directors, employees, shareholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any of its Subsidiaries, except for the rights of shareholders under applicable Legal Requirements.

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2.17 Insurance and Insurance Reporting Requirements.

(a) The Company maintains the policies of insurance and bonds set forth in Schedule 2.17 of the Company Disclosure Letter, including, at a minimum, workers’ compensation insurance as required by law and errors and omissions (professional liability), casualty, fire and general liability insurance.  Schedule 2.17 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the policy period, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well as (i) all material claims made under such policies and bonds since January 1, 2005 and (ii) all reportable events under the workers’ compensation, employer’s liability, automobile liability and general liability insurance.  Each of the Company and each Subsidiary has provided to Acquiror true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Subsidiary.  There is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and the Company has not received any notice of any termination of, or material premium increase with respect to, any of such policies.

(b)           With respect to all workers’ compensation, employer’s liability, automobile liability, and general liability coverage, the Company and each of its Subsidiaries has maintained and submitted all data as required under Legal Requirements.

2.18 Books and Records.  The Company has made available to Acquiror or its counsel complete and correct copies or summaries of (a) all documents identified on the Company Disclosure Letter, (b) the articles and bylaws or equivalent organizational or governing documents of the Company and each of its Subsidiaries, each as currently in effect, (c) the minute books of the Company and each Subsidiary, and (d) the share ledger and other records of the Company and each of its Subsidiaries.  The minute books of the Company and each Subsidiary reflect in all material respects all transactions referred to in such minutes accurately in all material respects.  The books, records and accounts of the Company and its Subsidiaries (i) are true, correct and complete in all material respects, (ii) have been maintained in all material respects in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in all material respects in reasonable detail and fairly reflect the transactions and dispositions of the assets and properties of the Company and such Subsidiaries in all material respects, and (iv) fairly reflect the basis for the Financial Statements.

2.19 Transaction Fees.  Other than reasonable and customary professional fees paid to the Company’s legal and tax advisors, neither the Company nor any Subsidiary of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Purchase or any other transaction contemplated by this Agreement.

2.20 Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in Schedule 2.20 of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each a “Material Contract”):

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(i) any Contract pursuant to which any Person has a right to market, distribute, resell or sublicense any Company Product;

(ii) any Contract pursuant to which the Company or any Subsidiary has a right to market, distribute, resell or sublicense any product of any Person;

(iii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $250,000 over the life of the Contract (other than Contracts in respect of the sale or disposition and non-exclusive, object code license of Company Products to end user customers entered into in the ordinary course of business by the Company or any Subsidiary);

(iv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v) any Contract for capital expenditures in excess of $250,000 in the aggregate;

(vi) any Contract that expressly limits the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or therapeutic or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any other Person, or any Contract otherwise expressly limiting the right of the Company or any of its Subsidiaries to sell, distribute, license, market, assemble, supply, offer, support, service, or manufacture any products, services, technology or other asset to or for any other Person, or to purchase or otherwise obtain any software, product, asset, components, parts, subassemblies or services;

(vii) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $250,000 per annum;

(viii) any Contract (A) with any of its officers, directors, employees or shareholders or any member of their immediate families or (B) with any Person with whom the Company or any Subsidiary does not deal at arm’s length;

(ix) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(x) other than licenses granted under the Company’s standard form of end user license agreement, all licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary has (A) granted any Person any right or interest in any Intellectual Property, or (B) agreed to any restriction on the right of the Company or any of Subsidiary to use or enforce any Intellectual Property or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Intellectual Property;

(xi) other than end-user licenses to generally commercially available software that have an individual acquisition cost of $25,000 or less, all licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary acquired or is authorized to exercise any rights in Intellectual Property;

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(xii) other than written agreements with Authors that comply with all of the requirements of Section 2.11(p), any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, including, but not limited to, any proof-of-concept, collaboration, development or co-development agreement;

(xiii) any Contract to license or authorize any third party to manufacture or assemble any Company Product, or any component thereof;

(xiv) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person, in each case, in excess of $250,000 per annum;

(xv) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company or any Subsidiary (other than under its unmodified form of standard distributor agreement, the form of which has been made available to counsel to Acquiror);

(xvi) any Contract for the employment of any director, officer, employee or the engagement of any consultant of the Company that is not immediately terminable by the Company or such Subsidiary without cost or Liability or terminable on the giving of reasonable notice in accordance with applicable Legal Requirements or common law;

(xvii) any Contract requiring the Company or any Subsidiary to make a payment or confer any contingent rights, compensation or other benefits to any director, officer, employee or consultant on account of the Share Purchase, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xviii) any Contract or plan (including any share option, share purchase and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Shares or any other securities in the capital of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares, other securities or options, warrants or other rights therefor (other than the 2002 Option Plan, the 2010 Equity Incentive Plan or any Contract relating to the Company Shares, the Company Warrants or the Company Options as set forth in Schedules 2.3(a), 2.3(b) and 2.3(c) of the Company Disclosure Letter);

(xix) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xx) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xxi) any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of Share Purchase, consolidation, purchase of shares, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person (other than its subsidiaries);

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             (xxii) any Contract with any Governmental Entity or any Company Authorization;

(xxiii) any settlement agreement;

(xxiv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Share Purchase or other transactions contemplated hereunder, either alone or in combination with any other event; or

(xxv) any other oral or written Contract or obligation not listed in clauses (i) through (xxvii) that individually had or has a value or payment obligation in excess of $250,000 over the life of the Contract or is otherwise material to the Company and its Subsidiaries taken as a whole.

(b) Except as set forth in Schedule 2.20(a)(xx) of the Company Disclosure Letter, all Material Contracts are in written form.  The Company or the applicable Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and is not alleged to be in material default in respect of, any Material Contract.  Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.  Except as set forth in Schedule 2.20(b) of the Company Disclosure Letter, there exists no material default or event of default or, to the Company’s knowledge, event, occurrence, condition or act, in each case with respect to the Company or any Subsidiary, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Material Contract or (ii) give any party to any Material Contract other than the Company or any Subsidiary any rights under any such Material Contract which, if exercised, would result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible material violation or material breach of, material default under, or intention to cancel or materially modify, any Material Contract.  True, correct and complete copies of all Material Contracts (all of which have been reduced to writing other than those identified as such in Schedule 2.20(a)(xx) of the Company Disclosure Letter) have been made available to Acquiror.

2.21 Export Control and Economic Laws.  The Company and each Subsidiary has conducted its export and other transactions substantially in accordance with all relevant provisions of all applicable export control and economic sanctions laws and regulations, including but not limited to the Export and Import Permits Act, the United Nations Act and Special Economic Measures Act, and to the full extent applicable, the Export Administration Act and implementing Export Administration Regulations, and the legislation and orders administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.  Without limiting the foregoing:

(a) the Company and each Subsidiary has obtained all applicable export licenses required for its exports of products, software and technologies;

(b) the Company and each Subsidiary is in substantial compliance with the terms of all applicable export licenses;

(c) the Company and each Subsidiary has been and is in compliance with all applicable economic sanctions laws and anti-terrorism laws;

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(d) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such export control laws and license requirements, economic sanctions and anti-terrorism laws; and

(e) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained without material cost or not otherwise material to the Company and its Subsidiaries, taken as a whole.

2.22 Customers and Suppliers.

(a) Neither the Company nor any Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended September 30, 2009 or the six (6) months ended March 31, 2010, was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”), and the Company has not received any written notice of any material dissatisfaction on the part of any Significant Customer.  Each Significant Customer is listed in Schedule 2.22(a) of the Company Disclosure Letter.  Neither the Company nor any of its Subsidiaries has received any information from any Significant Customer that such Significant Customer will not continue as a customer of the Company as wholly-owned by the Acquiror or such Subsidiary, after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company as wholly-owned by the Acquiror or such Subsidiary.  The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) All Company Products sold, licensed, leased or delivered by the Company or any Subsidiary to customers and all services provided by or through the Company or any Subsidiary to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation.  Neither the Company nor any Subsidiary has any Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

(c) Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended September 30, 2009 or the six (6) months ended March 31, 2010, was one of the ten (10) largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier.  Each Significant Supplier is listed in Schedule 2.22(c) of the Company Disclosure Letter.  Other than as set forth in Schedule 2.22(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any information that any such Significant Supplier will not continue as a supplier to the Company as wholly-owned by the Acquiror or such Subsidiary after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company as wholly-owned by the Acquiror or such Subsidiary.  The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and the Company has no knowledge of any reason why they will not continue to have such access on commercially reasonable terms.

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2.23 Accounts Receivable.  The accounts receivable as reflected on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and, other than as set forth in Schedule 2.23 of the Company Disclosure Letter, have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet.  Allowances for doubtful accounts have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s and its Subsidiaries’ past practices.  The accounts receivable of the Company and its Subsidiaries arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts determined in accordance with GAAP consistently applied and the Company’s and the Subsidiaries’ past practices.  None of the accounts receivable of the Company and its Subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  No material amount of accounts receivable is contingent upon the performance by the Company or any Subsidiary of any obligation or Contract other than normal warranty repair and replacement.  Except for Permitted Encumbrances or as disclosed in Schedule 2.23 of the Company Disclosure Letter, no Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.  Schedule 2.23 of the Company Disclosure Letter sets forth (a) an aging of the Company’s and its Subsidiaries’ accounts receivable in the aggregate and by customer, (b) the amounts of allowances for doubtful accounts, and (c) the amounts of warranty reserves as of the Company Balance Sheet Date.  Warranty return provisions have been prepared in accordance with GAAP consistently applied.

2.24 Inventory.  The inventories shown on the Company Balance Sheet (net of any reserve on the Company Balance Sheet) or thereafter acquired by the Company or any Subsidiary, consisted of items of a quantity and quality usable or salable in the ordinary course of business.  Since the Company Balance Sheet Date, other than as set forth in Schedule 2.24 of the Company Disclosure Letter, the Company and each Subsidiary has continued to replenish inventories in a normal and customary manner consistent with past practices.  Neither the Company nor any Subsidiary has received written, or to the knowledge of the Company, oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products, other than would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practices and in accordance with GAAP.  Since the Company Balance Sheet Date, reasonable provision has been made on the books of the Company and its Subsidiaries in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values.  Neither the Company nor any Subsidiary has any commitments to purchase inventory, except in the ordinary course of business.

2.25 Representations Complete.  None of the representations or warranties made by the Company herein or in the Company Disclosure Letter when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

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2.26 No Other Information.  Acquiror acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties as to any matter whatsoever except as expressly set forth in Article II of this Agreement.

ARTICLE III

Representations and Warranties of Company Shareholders

Each Company Shareholder represents and warrants, on a several basis with respect to each other Company Shareholder, to the Acquiror and Sub the matters set forth below:

3.1 Incorporation and Corporate Power.  To the extent such Company Shareholder is a body corporate, such Company Shareholder is a corporation existing under the laws of its jurisdiction of incorporation, amalgamation, continuance or organization, as the case may be, and has all necessary corporate power, authority and capacity to own its assets (including the Company Shares, Company Options and Company Warrants owned by it) and to carry on its business as presently conducted.

3.2 Due Authorization and Enforceability of Obligations.  Such Company Shareholder has all necessary power, authority and capacity to enter into this Agreement and any other agreements or document in connection with this Agreement (the “Related Documents”) to which it is a party and to carry out its obligations under this Agreement and the Related Documents to which it is a party.  To the extent such Company Shareholder is a body corporate, the execution and delivery of this Agreement and the Related Documents to which such Company Shareholder is a party and the consummation of the transactions contemplated by this Agreement and the Related Documents have been duly authorized by all necessary corporate action on the part of such Company Shareholder.  This Agreement constitutes, and each of the Related Documents to be executed by such Company Shareholder in connection with the Closing will constitute, a valid and binding obligation of such Company Shareholder enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

3.3 Residence of the Company Shareholder.  Such Company Shareholder (except for those Company Shareholders set forth in Schedule 3.3 of the Company Disclosure Letter) is not a non-resident of Canada for purposes of the Tax Act.

3.4 Right to Sell.  Such Company Shareholder is the registered and beneficial owner of the Company Shares, Company Options and Company Warrants set forth across from its name in Schedule 2.3 of the Company Disclosure Letter, free and clear of all Encumbrances.  Such Company Shareholder has the exclusive right to dispose of such Company Shares, Company Options and Company Warrants as provided in this Agreement, and such disposition will not violate, contravene, breach or offend against or result in any default under any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement, engagement, charter or by-law provision, order or law, to which such Company Shareholder is a party or subject or by which such Company Shareholder is bound or affected.

3.5 Regulatory Approvals.  No approval, order, consent of or filing with any Governmental Entity is required in respect of the execution, delivery and performance by such Company Shareholder of this Agreement and the Related Documents to which such Company Shareholder is a party.

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3.6 Independent Legal Advice.  Such Company Shareholder has had the opportunity to obtain independent legal advice in respect of the transactions contemplated by this Agreement and the Related Documents and its rights and obligations under this Agreement, the Related Documents and each other agreement and instrument to be executed by such Company Shareholder.

3.7 No Broker.  Such Company Shareholder has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Company, Acquiror or Sub.

ARTICLE IV

representations and Warranties of Buyer

Buyer represent and warrant to the Company as follows:

4.1 Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Buyer is not in violation of any of the provisions of its articles or bylaws or equivalent organizational or governing documents.

4.2 Authority; Noncontravention.

(a) Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and perform each of its obligations hereunder.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance thereof have been duly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer enforceable against the Buyer, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery and performance of this Agreement by Buyer does not, and the consummation and performance of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the articles or bylaws of the Buyer, or (ii) any Contract to which Buyer  is a party or (iii) applicable Legal Requirement, except in the case of clause (ii) where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not impair, prevent, delay or hinder in any way or otherwise be material to Buyer’s ability to consummate the Share Purchase or to perform their respective obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Acquiror Common Stock issuable pursuant to the Assumed Awards and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not impair, prevent, delay or hinder in any way or otherwise, be material to Buyer’s ability to consummate the Share Purchase or to perform their respective obligations under this Agreement.

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4.3 Acquiror Options.  All shares of Acquiror Common Stock which may be issued upon the exercise of Assumed Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights created by statute, the Articles of Incorporation or Bylaws of Acquiror or any Contract to which Acquiror is a party or by which it is bound.

4.4 Financing.  Buyer (i) has and at the Closing will have, sufficient internal cash in an aggregate amount sufficient to pay the Total Share Purchase Consideration payable as required by this Agreement and to make all other necessary payments in connection with the Share Purchase; (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (iii) has not, and as of the Closing shall not have, incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities, including after giving effect to any obligation, commitment, restriction or liability of any kind with respect to this Agreement.  Immediately after giving effect to the transactions contemplated hereby, the Buyer will not:  (x) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liabilities, including on its existing debts, as they mature); (y) have unreasonably small capital with which to engage in its business; or (z) have incurred debts beyond its ability to pay as they become due.

4.5 WTO Investor.  Buyer is a “WTO Investor” within the meaning of the Investment Canada Act.

ARTICLE V

Conduct Prior To The Closing

5.1 Conduct of Business of the Company and Subsidiaries.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing:

(a) the Company shall, and shall cause each Subsidiary to, conduct its business in the ordinary course consistent with past practice (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed) and in material compliance with all applicable Legal Requirements;

(b) the Company shall, and shall cause each Subsidiary to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (C) sell Company products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (D) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(c) the Company shall promptly notify Acquiror of any change, which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or cause any of the conditions to closing set forth in Article VII not to be satisfied;

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(d) the Company shall, and shall cause each Subsidiary to, assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Share Purchase, and shall give reasonable advance notice to Acquiror prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms; and

(e) the Company shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease.

5.2 Restrictions on Conduct of Business of the Company and Subsidiaries.  Without limiting the generality or effect of the provisions of Section 5.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Charter Documents.  Cause or permit any amendments to its articles or bylaws or equivalent organizational or governing documents;

(b) Dividends; Changes in Capital.  Declare or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any shares in its capital, or split, combine or reclassify any shares in its capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares in its capital, or repurchase or otherwise acquire, directly or indirectly, any shares in its capital except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Material Contracts.  Other than in the ordinary course of business, enter into any Contract that would constitute a Material Contract, other material Contract or a Contract requiring a novation or consent in connection with the Share Purchase, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts; provided, however, that this provision shall not require the Company to seek or obtain Acquiror’s consent in order to set or change the prices at which the Company sells products or provides services;

(d) Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Company Shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than:  (i) the issuance of Company Shares pursuant to the exercise of Company Options; (ii) the issuance of Company Shares pursuant to the exercise of Company Warrants, and (iii) the repurchase of any Company Shares from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(e) Employees; Consultants; Independent Contractors.  Except as set forth in Schedule 5.2(e) of the Company Disclosure Letter, (i) hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary, (iii) enter into, amend or extend (other than by operation of automatic renewal provisions) the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

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(f) Loans and Investments.  Make any loans or advances (other than routine expense advances to employees of the Company of no more than $5,000 or draws made on sales commission payable by the Company of no more than $5,000) to, or any investments in or capital contributions to, any Person or from any Subsidiary (other than ordinary course funding to its existing Subsidiaries in order to fund operations in amounts consistent with past practice), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(g) Intellectual Property.  Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive end-user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Proprietary Code or Specifications to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Proprietary Code or Specifications to current employees and consultants of the Company or its Subsidiaries involved in the development of the Company Products on a need to know basis, consistent with past practices);

(h) Exclusive Rights and Most Favored Party Provisions.  Enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to the Company’s business activities or, to the knowledge of the Company, the Acquiror’s business activities;

(i) Dispositions.  Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its material properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice or enter into any Contract with respect to the foregoing;

(j) Indebtedness.  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than in the ordinary course of business, consistent with past practices;

(k) Leases.  Enter into any operating lease in excess of $100,000 per annum or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(l) Payment of Obligations.  Pay, discharge or satisfy, (i) any amounts due under any promissory note issued by the Company to any Person who is an officer or director of the Company as of the date hereof, (ii) any amount in excess of $5,000,000 in the aggregate (not including the Management Bonus Payments), or (iii) any claim or Liability arising otherwise than in the ordinary course of business, other than, in each case, the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and the payment of Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or in an amount in excess of $100,000, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(m) Capital Expenditures.  Except as set forth in Schedule 5.2(m) of the Company Disclosure Letter, make any capital expenditures, capital additions or capital improvements in excess of $100,000 individually or $500,000 in the aggregate;

(n) Insurance.  Materially change the amount of any insurance coverage;

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(o) Employee Benefit Plans; Pay Increases.  Other than benefit premium increases that may arise in the ordinary course of business, adopt or amend any employee or compensation benefit plan, including any share issuance or option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any deferred compensation plan within the meaning of Section 409A of the Code except to the extent necessary to meet the requirements of such Section or Notice, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquiror and are set forth in Schedule 2.15(r) of the Company Disclosure Letter and other than the Management Bonus Payments), or add any new members to the Company Board or to the board of directors of any Subsidiary;

(p) Severance Arrangements.  Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquiror and are set forth in Schedule 2.15(r) of the Company Disclosure Letter);

(q) Lawsuits; Settlements.  (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (provided that it consults with Acquiror prior to the filing of such a suit), (C) for a breach of this Agreement or (D) in the ordinary course of business consistent with past practice; or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute other than in the ordinary course of business consistent with past practice;

(r) Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(s) Taxes.  Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, provincial, state, or foreign income Tax Return or any other material Tax Return, file any amendment to a federal, provincial, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(t) Accounting.  Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;

(u) Real Property.  Enter into any agreement for the purchase, sale or lease of any real property other than in the ordinary course of business consistent with past practice;

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(v) Encumbrances.  Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties other than in the ordinary course of business consistent with past practice; and

(w) Warranties, Discounts.  Materially change the manner in which it provides warranties, discounts or credits to customers;

(x) Interested Party Transactions.  Enter into any Contract in which any officer, director, employee, agent or shareholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed in Schedule 2.20 of the Company Disclosure Letter (other than the Management Bonus Payments); and

(y) Other.  Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (x) in this Section 5.2, or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 7.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 7.3(a) would not be satisfied).

5.3 Notification.  Buyer shall promptly notify the Company of any change, which individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Material Adverse Effect on the Acquiror or cause any of the conditions to Closing set forth in Article VII not to be satisfied.

ARTICLE VI

Additional Agreements

6.1 No Solicitation.  From and after the Agreement Date until the Closing or termination of this Agreement pursuant to Article VIII, neither the Company nor any of its Subsidiaries nor any of the Company Shareholders will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, shareholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any shareholders of Company or any Subsidiary.  Each of the Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal.  If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.1 to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.1.

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6.2 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquiror and the Company have previously executed a non-disclosure agreement dated October 14, 2009 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms

(b) Neither Acquiror, its Affiliates nor the Company shall, and the Company shall cause each Subsidiary and each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the name of any other party hereto or refer to any other party hereto directly or indirectly in connection with the transactions contemplated hereby in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by law and except as reasonably necessary for the Company to obtain the consents and approvals of Closing Company Shareholders and other third parties or Governmental Authorizations contemplated by this Agreement.

6.3 Regulatory Approvals.

(a) The Company shall, and shall cause each Company Subsidiary to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which Buyer may reasonably request, in connection with the consummation of the Share Purchase and the other transactions contemplated by this Agreement.  The Company shall use commercially reasonable efforts to obtain, and to cooperate with Buyer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.  The Company shall promptly inform Buyer of any material communication between the Company and any Governmental Entity regarding any of the transactions contemplated hereby.  If the Company or any Subsidiary receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Buyer.

(b) Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that is required in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal in connection with the consummation of the Share Purchase and the other transactions contemplated by this Agreement.  Buyer shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Buyer with respect to such authorizations, approvals and consents.  Buyer shall promptly inform the Company of any material communication between Buyer and any Governmental Entity regarding any of the transactions contemplated hereby.  If Buyer or any affiliate of Buyer receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Buyer  shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.

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(c) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), it is expressly understood and agreed that:  (i) Buyer shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Buyer shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its affiliates or the Company or its Subsidiaries, (2) the imposition of any limitation or regulation on the ability of Buyer or any of its affiliates to freely conduct their business or own such assets, or (3) the holding separate of the Company Shares or any limitation or regulation on the ability of Buyer or any of its affiliates to exercise full rights of ownership of the Company Shares (any of the foregoing, an “Antitrust Restraint”).  Nothing in this Section 6.3 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) if such party has, until such date, complied in all material respects with its obligations under this Section 6.3.

6.4 Reasonable Efforts.  Subject to the limitations set forth in Section 6.3, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be required or necessary for effecting completely the consummation of the Share Purchase and the other transactions contemplated hereby.

6.5 Third Party Consents; Notices.

(a) The Company shall obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described in Schedule 2.4(b)(ii)(B) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described in Schedule 2.4(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date).  The Company shall terminate prior to the Closing, and deliver evidence of such termination to Buyer at or prior to the Closing, all of the Contracts listed or described in Schedule 1.5(b)(x)-2 hereto and amend prior to the Closing, and deliver evidence of such amendment to Buyer at or prior to the Closing, all of the Contracts listed or described in Schedule 1.5(b)(x)-3 hereto.

(b) The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA, the American Recovery and Reinvestment Act of 2009 and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

6.6 Litigation.  The Company will (i) notify Buyer in writing promptly after gaining knowledge of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by the Company to be threatened against the Company, any of its Subsidiaries or any of their respective directors, officers, employees or shareholders in their capacity as such (a “New Litigation Claim”), (ii) notify Buyer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim to the extent consistent with the maintenance of attorney-client privilege.

6.7 Access to Information.

(a) Subject to compliance with applicable Legal Requirements, during the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Company shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company’s and each of its Subsidiaries’ properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as Acquiror may reasonably request, and (ii) the Company shall provide to Acquiror and its accountants, counsel and other representatives true, correct and complete copies of the Company’s and each of its Subsidiaries’ (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company or any Subsidiary has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities.

(b) Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters of the Company and each of its Subsidiaries and the general status of the ongoing operations of the Company and each of its Subsidiaries.

(c) No information or knowledge obtained by Acquiror during the pendency of the transactions contemplated by this Agreement  in any investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

6.8 Spreadsheet.  The Company shall prepare and deliver to Buyer, at or prior to the Closing, a spreadsheet (the “Spreadsheet”), reasonably acceptable to Buyer, which spreadsheet shall be in the form provided by Buyer prior to the Closing and dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Closing:  (a) the names of all the Closing Company Shareholders and their respective addresses and where available, taxpayer identification numbers; (b) the number and kind of Company Shares held by such Persons and the respective certificate numbers; (c) the calculation of the Escrow Cash, Fully-Diluted Company Share Number, Fully-Diluted Class E Share Number, Participation Amount Per Share, Class E Amount Per Share, Participating Closing Amount Per Share, Class E Closing Amount Per Share, Participating Escrow Amount Per Share, Class E Escrow Amount Per Share, Total Share Purchase Consideration, Total Class E Liquidation Preference and Class E Liquidation Preference Per Share; and (d) the Pro Rata Share of each Closing Company Shareholder and the interest in dollar terms of each Closing Company Shareholder in the Escrow Cash.

6.9 Expenses.  Whether or not the Share Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.  For greater clarity, these costs or expenses (including Transaction Expenses) shall in no way affect the calculation of the Participating Closing Amount Per Share or any amount owing to the Closing Company Shareholders pursuant to the terms of this Agreement unless the Transaction Expenses set forth in the Transaction Expenses Certificate exceed the Transaction Expense Limit.

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     6.10 Employees and Contractors.

(a) The Company shall assist Buyer with its efforts to enter into the Employment Documentation with the employees identified in Schedule 7.3(f) as soon as practicable after the date hereof and in any event prior to the Closing Date.  The Company shall use commercially reasonable efforts to retain the Designated Contractor and to cause the Designated Contractor to enter into the Consulting Agreement with the Buyer (or its designee) prior to the Closing.  With respect to matters described in this Section 6.10(a), the Company will consult with Buyer (and will consider in good faith the advice of Buyer) prior to sending any notices or other communication materials to its employees or contractors.

(b) The parties hereto agree that the obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at Closing of the condition that a sufficient number (as determined in the sole and unfettered discretion of the Acquiror) of Key Employees shall have remained continuously employed with the Company or a Subsidiary from the Agreement Date through the Closing and shall have signed the Key Employee Employment Documentation (the “Documentation Condition”).  It is further agreed that the Documentation Condition is solely for the benefit of the Buyer and may be waived by the Buyer in writing in its sole discretion without notice or Liability to any Person.

(c) Prior to the Closing, on the written request of Acquiror, Company will adopt the 2010 Equity Incentive Plan and grant to Employees New Company Options to purchase no more than 3,200,000 shares of Company Common Stock and no more than 3,900,000 New Company RSUs.  Unless indicated otherwise by Acquiror in writing, such New Company Options shall be subject to the terms and conditions of the 2010 Equity Incentive Plan and the applicable New Company Option agreement and shall (i) be issued solely to those persons to whom Acquiror makes an offer of continued employment in the amount to be agreed upon by Acquiror (which shall include only (A) U.S. and Canada employees who have signed Employment Documentation and remain employed as of the date of grant (which will be the day before closing) and (B) selected employees outside the U.S. and Canada); (ii) vest as set forth in their respective Option Agreement; (iii) become exercisable as they vest; and (iv) except as expressly provided in the 2010 Equity Incentive Plan, shall not provide for acceleration of vesting upon any event.  Unless indicated otherwise by Acquiror in writing, such New Company RSUs shall be subject to the terms and conditions of the 2010 Equity Incentive Plan and the applicable New Company RSU agreement and shall (i) be issued solely to those persons to whom Acquiror makes an offer of continued employment in the amount to be agreed upon by Acquiror (which shall include only (A) U.S. and Canada employees who have signed Employment Documentation and remain employed as of the date of grant (which will be the day before closing) and (B) selected employees outside the U.S. and Canada); (ii) vest as set forth in their respective Restricted Stock Unit Agreement; (iii) be settled as they vest but in no event more than sixty (60) days following the applicable vesting date; and (iv) except as expressly provided in the 2010 Equity Incentive Plan, shall not provide for acceleration of vesting upon any event.  The New Company Options and New Company RSUs shall in no way affect the calculation of the Participating Closing Amount Per Share or any other amount owing to the Closing Company Shareholders pursuant to the terms of this Agreement.  All such New Company Options and New Company RSUs shall be issued in compliance with all applicable Legal Requirements.

6.11 Assumption of Options and Related Matters.

(a) At the Closing, each Company Option, other than any Assumed Option, that is unexpired, unexercised and outstanding as of the Closing, whether vested or unvested, shall be cancelled and forfeited.  At the Closing, each Assumed Option or Assumed RSU held by a Continuing Employee that is unexpired, unexercised and outstanding as of the Closing, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Acquiror.  Each such Assumed Award so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the 2010 Equity Incentive Plan and the applicable award agreement) as are in effect immediately prior to the Closing, except that (i) such option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product (rounded down to the next whole number of shares of Acquiror Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of Common Shares that were issuable upon exercise of such option immediately prior to the Closing and the Option Exchange Ratio, (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per Common Share at which such option was exercisable immediately prior to the Closing by the Option Exchange Ratio, (iii) no Assumed Option may be “early exercised” (i.e., an Assumed Option may be exercised for shares of Acquiror Common Stock only to the extent the Assumed Option is vested at the time of exercise pursuant to the applicable vesting schedule) and (iv) such RSUs shall be settled by reference to the number of whole shares of Acquiror Common Stock equal to the product (rounded down to the next whole number of shares of Acquiror Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of Common Shares that were issuable upon settlement of such RSU immediately prior to the Closing and the Option Exchange Ratio.  It is the intent of the parties that to the extent permitted by applicable Legal Requirements, all Assumed Options that prior to the Closing were treated as incentive or non-qualified share options under the Code shall from and after the Closing continue to be treated as incentive or non-qualified stock options, respectively, under the Code.  Consistent with the terms of the 2010 Equity Incentive Plan and the documents governing the outstanding options under such plan as in effect on the Agreement Date, the Share Purchase shall not terminate any of the outstanding Assumed Awards held by Continuing Employees under such plan or accelerate the exercisability or vesting of such Assumed Awards.  Promptly after the Closing Date, Acquiror shall issue to each Person who immediately prior to the Closing was a holder of an outstanding Assumed Award a document evidencing the foregoing assumption of such award by Acquiror.

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(b) Acquiror will use commercially reasonable efforts to cause the Acquiror Common Stock issuable upon exercise of the Assumed Awards for which a Form S-8 registration statement is available to be registered with the SEC (assuming timely receipt of the Spreadsheet, all option documentation relating to the Company Options outstanding immediately prior to the Closing and all signatures, opinions and consents required for such registration statement and in any event prior to the date such Assumed Awards shall have vested according to their terms), will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Awards remain outstanding and will reserve a sufficient number of shares of Acquiror Common Stock for issuance upon exercise thereof.  The Company and its counsel shall reasonably cooperate with Acquiror in the preparation of such registration statement.  The Form S-8 registration statement shall not cover the shares of Acquiror Common Stock subject to any Assumed Awards which are held by Persons who do not become employees of the Acquiror at the Closing or do not otherwise have a service relationship with the Acquiror at the Closing.

6.12 Parachute Payment Waivers.  If necessary to ensure that this Agreement does not result in parachute payments under Section 280G of the Code, the Company shall obtain and deliver to Acquiror, prior to the initiation of the requisite shareholder approval procedure under Section 6.13, a Parachute Payment Waiver, in substantially the form attached hereto as Exhibit J (“Parachute Payment Waiver”), from each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 6.13, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (i) the accelerated vesting of such Person’s Company Options or unvested Common Shares that are not vested under the terms of any Contract with the Company (including any share option agreement, or share option exercise agreement, or restricted share purchase agreement) in connection with the Share Purchase and/or the termination of employment or service with the Company as wholly-owned by the Acquiror, the Acquiror or any Subsidiary before, upon or following the Share Purchase, (ii) any severance payments, bonus payments or other benefits or payments in connection with the Share Purchase and/or the termination of employment or service with the Company, the Company as wholly-owned by the Acquiror, the Acquiror or any Subsidiary before, upon or following the Share Purchase, and/or (iii) the receipt of any Company Options or Company Shares within the 12-month period ending on the Closing Date, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and shares referred to in clauses (i), (ii) and (iii) to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite shareholder approval of such accelerated vesting, payments, benefits, options and shares is obtained pursuant to Section 6.13.

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6.13 Section 280G Shareholder Approval.  If necessary to ensure that this Agreement does not result in parachute payments under Section 280G of the Code, the Company shall use its commercially reasonable efforts to obtain the approval by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or shares provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

6.14 Termination of Benefit Plans.  Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans that are “employee benefit plans” subject to ERISA including any Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Buyer provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans shall not be terminated).  Unless Buyer provides such written notice to the Company, no later than three Business Days prior to the Closing Date, the Company shall provide Buyer with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board.  The form and substance of such resolutions shall be subject to review and approval of Buyer.  The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Buyer may reasonably require.  In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer no later than ten Business Days prior to the Closing Date.

6.15 Discharge of Security.  The Company shall take all actions necessary such that all Encumbrances (other than Permitted Encumbrances or Encumbrances in favor of Oxford Finance Corporation and Comerica Bank as set forth in Schedule 6.15 of the Company Disclosure Letter) on assets of the Company shall be released prior to or simultaneously with the Closing.

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6.16 Certain Closing Certificates and Documents.  The Company shall prepare and deliver to Buyer, a draft of each of the Transaction Expenses Certificate, the Company Net Debt Balance Certificate and the Spreadsheet not later than five Business Days prior to the Closing Date.  The Company shall prepare and deliver to Buyer at or prior to the Closing the Transaction Expenses Certificate and the Company Net Debt Balance Certificate.  Without limiting the generality or effect of the foregoing or the provisions of Section 6.8, Company shall provide to Buyer, promptly after Buyer’s request, copies of the documents or instruments evidencing in reasonable detail the amounts set forth on any such draft or final certificate.

6.17 Corporate Matters.  The Company shall, (a) prior to the Closing, deliver to Buyer a completed annual franchise tax report (or similar applicable form, report or document), which report shall be true and correct in all respects, for its jurisdiction of incorporation with respect to the current year setting forth the amount of taxes and fees that shall have accrued as of the Closing and, if due and payable, pay all corporate franchise, foreign corporation and similar Taxes that shall have accrued as of the Closing, and (b) at the Closing, deliver to Buyer the minute books containing the records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholders of the Company and each Subsidiary and the share ledgers, journals and other records reflecting all share issuances and transfers.

6.18 Stub Period Returns.  The Buyer shall cause each of the Company and the Subsidiaries to duly and timely make or prepare all Tax Returns required to be made or prepared by them and to duly and timely file (taking into account any valid extensions of time) all Tax Returns required to be filed by them for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date.  The Buyer may cause the Company and the Subsidiaries to make the election referred to in subsection 256(9) of the Tax Act, and comparable provisions of applicable provincial or territorial legislation, and to file such election(s) for the Company’s and the Subsidiaries’ taxation year(s) ending immediately before the Closing Time.  The Buyer shall also cause each of the Company and the Subsidiaries to duly and timely make or prepare all Tax Returns required to be made or prepared by them and to duly and timely file all Tax Returns required to be filed by them for periods beginning before and ending after the Closing Date.

6.19 Cooperation.  After the Closing Date, Company Shareholders owning 10% or more of the Company Shares immediately prior to Closing (and after the issuance of Company Shares pursuant to the exercise of Company Options and Company Warrants) (“Significant Shareholders”) shall provide reasonable cooperation to Company as wholly-owned by Acquiror and Acquiror in connection with the preparation of Tax Returns of Company and its Subsidiaries and shall promptly make themselves available to Company and Acquiror and to any applicable Governmental Entity and Tax Authority, as reasonably requested, together with all information, records or documents relating to Tax liabilities or potential or asserted Tax liabilities of Company and its Subsidiaries that are in the possession of such Significant Shareholder, for all Tax periods prior to or including the Closing Date (such information, records and documents, the “Shareholder Tax Information”) in order that any audit, assessment, defense or refund claim relating to such Tax periods may be processed in a timely and efficient manner and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

6.20 Covenant Regarding Withholding.  The parties agree that no withholding shall be required from the cash otherwise deliverable under this Agreement to any Closing Company Shareholder in exchange for its stock except for withholding:

(a) on amounts that are characterized as:

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(i) imputed interest under Code section 483 or other similar provisions that is paid from Buyer to a U.S. resident Closing Company Shareholder unless a properly completed Form W-9 is provided to Buyer prior to payment or backup withholding under Chapter 24 of the Code is otherwise required at the written direction of the Internal Revenue Service;

(ii) imputed interest under Code section 483 or other similar provisions that is paid from Buyer to a Closing Company Shareholder that is a resident of Canada unless a valid and duly executed copy of Internal Revenue Service Form W-8BEN claiming an exemption from withholding under the United States of America and Canada income tax treaty (or other documentation establishing to the reasonable satisfaction of the Buyer an exemption from U.S. withholding tax) or a valid and duly executed copy of Internal Revenue Service Form W-8ECI is provided to the Buyer prior to payment;

(iii) imputed interest under Code section 483 or other similar provisions that is paid from Buyer to a non-U.S. or non-Canadian resident Closing Company Shareholder unless a valid and duly executed copy of Internal Revenue Service Form W-8BEN claiming an exemption from withholding under an income tax treaty to which the United States of America is a party (or other documentation establishing to the reasonable satisfaction of the Buyer an exemption from U.S. withholding tax) or a valid and duly executed copy of Internal Revenue Service Form W-8ECI is provided to the Buyer prior to payment;

(iv) amounts paid to a Closing Company Shareholder with respect to a Company Option that was exercised immediately prior to Closing where the required withholding was not withheld by the Company;

(v) amounts paid to a Closing Company Shareholder with respect to stock that was represented by unvested Company Shares immediately prior to the Share Purchase if the Company did not have a properly executed section 83(b) statement with respect to such shares and the required withholding was not withheld by the Company; or

(vi) amounts listed in Schedule 6.20(a)(vi) of the Company Disclosure Letter constituting wages or other compensatory amounts paid to a Closing Company Shareholder that are subject to withholding under Chapter 24 of the Code; or

(b) that is required:

(i) as a result of any change in, or amendment to, the laws (or any regulations rulings promulgated thereunder) of the United States or Canada or of any political subdivision or taxing authority thereof or therein affecting taxation or any change in the official application or interpretation of such laws that becomes effective on or after the Agreement Date;

(ii) by reason of a Closing Company Shareholder not being the beneficial owner of the applicable interest in the Company and any payments to the beneficial owner would be subject to United States or Canadian withholding tax; or

(iii) as a result of any Closing Company Shareholder being a resident of a country other than the United States or Canada at the time that any payments are made to such person hereunder.

6.21 Release.  Each Closing Company Shareholder, on his, her or its own behalf, and on behalf of his, her or its respective heirs, family members, executors, agents, successors and assigns, hereby fully and forever releases and discharges the Company, Acquiror, Sub and their respective officers, directors, employees, consultants, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue the foregoing parties concerning, any claim, duty, obligation, cause of action, suit, judgment, debt, demand, cost, compensation, legal fees or other liability or expense relating to such Closing Company Shareholder’s equity ownership in the Company provided, however, that this release shall in no way relate to, limit or otherwise affect Acquiror’s and Sub’s obligations under this Agreement (which shall remain in full force and effect).

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6.22 Indemnification for Directors and Officers.  After the Closing Date, Buyer shall (i) to the full extent permitted by Law, perform the obligations of the Company in effect as of the Agreement Date under indemnification agreements with directors and officers of the Company and (ii) maintain for a period of six (6) years after the Closing Date the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that any successor may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Closing Date (provided, however, that in no event shall the Buyer (or any successor) be required to expend in any calendar year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance, in which event the Buyer (or any successor shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount).

ARTICLE VII

Conditions To The Share Purchase

7.1 Conditions to Obligations of Each Party to Effect the Share Purchase.  The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase, which makes the consummation of the Share Purchase illegal.

7.2 Additional Conditions to Obligations of the Company and the Company Shareholders.  The obligations of the Company and the Company Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person, including the Company Shareholders):

(a) Representations, Warranties and Covenants.  The representations and warranties of Acquiror and Buyer, as applicable, in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties, in all respects or in all material respects, as applicable, were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).  Acquiror and Buyer, as applicable, shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them at or prior to the Closing.

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(b) Receipt of Closing Deliveries.  The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.5(a).

7.3 Additional Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in writing in their sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants.  The representations and warranties of the Company and the Company Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all respects or in all material respects, as applicable,  with respect to such specified date).  The Company and each Company Shareholder shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company or such Company Shareholder at or prior to the Closing.

(b) Receipt of Closing Deliveries.  Buyer shall have received each of the agreements, instruments and other documents set forth in Section 1.5(b) and Section 1.5(c); provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the amounts set forth on the Transaction Expenses Certificate, the Company Net Debt Balance Certificate or the Spreadsheet or any of the other agreements, instruments or documents set forth in Section 1.5(b) is accurate and shall not diminish Buyer’s remedies hereunder if any of the foregoing documents is not accurate.

(c) Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision by any Governmental Entity limiting or restricting Buyer’s ownership, conduct or operation of the business of the Company and/or any Subsidiary, following the Closing shall be in effect.  Nor shall there be pending or threatened by any Governmental Entity any suit, action or proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Share Purchase or the other transactions contemplated hereby.

(d) No Material Adverse Effect.  There shall not have occurred a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole.

(e) No Outstanding Securities.  Other than the Assumed Awards, there shall be no outstanding securities, warrants, options, RSUs, commitments or agreements of the Company immediately prior to the Closing that purport to obligate the Company to issue any Company Shares, Company Options, RSUs, Company Warrants or any other securities under any circumstances.

(f) Employees.  (i) The Documentation Condition shall have been satisfied; (ii) no fewer than two-thirds (2/3) (the “Minimum Employee Number”) of the individuals set forth in Schedule 7.3(f) hereto shall have remained continuously employed with the Company or a Subsidiary from the Agreement Date through the Closing and shall have signed the Employment Documentation, and no action shall have been taken by any such individual to rescind any such document; and (iii) Stuart Foster shall have resigned from his employment with the Company effective no later than immediately prior to the Closing; provided, however, that the failure to obtain executed Employment Documentation from employees located outside of either Canada or the United States shall not be taken into account in determining whether the condition set forth in clause (ii) above has been met.

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(g) Contractors.  The Designated Contractor shall have signed the Consulting Agreement and no action shall have been taken by such contractor to rescind such agreement.

(h) Adoption of the 2010 Equity Incentive Plan.  Prior to the Closing, at the written request of the Acquiror, the Company will adopt the 2010 Equity Incentive Plan to, among other things, permit the issuance of New Company Options and New Company RSUs on terms and conditions acceptable to the Acquiror and in accordance with Section 6.11 and provide for the issuance of Acquiror Common Stock upon the exercise or settlement of Assumed Awards following the Closing.

(i) Closing Company Shareholders Bound.  Each and every Closing Company Shareholder shall have executed or otherwise become bound by this Agreement.

ARTICLE VIII

Termination, Amendment And Waiver

8.1 Termination.  At any time prior to the Closing, this Agreement may be terminated and the Share Purchase abandoned by authorized action taken by the terminating party:

(a) by mutual written consent of the Company and Acquiror duly authorized by the Company Board and the Board of Directors of Acquiror (or a duly authorized committee thereof);

(b) by either Acquiror or the Company, if the Closing shall not have occurred on or before June 30, 2010 or such other date that Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 8.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Acquiror or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Share Purchase shall have become final and nonappealable;

(d) by Acquiror, if (i) the Company or any Company Shareholder shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.10(b), Section 7.1 or Section 7.3 to be satisfied, provided, however, that neither Acquiror nor Sub is otherwise in breach of this Agreement; or (ii) the Company shall have breached Section 6.1 or Section 6.2 or (iii) there shall have been a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole; or

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(e) by the Company, if Acquiror or Sub shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied, provided, however, that neither the Company nor any Subsidiary is otherwise in breach of this Agreement.

8.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Sub, the Company, the Company Shareholders or their respective officers, directors, shareholders or affiliates; provided, however, that (a) the provisions of this Section 8.2 (Effect of Termination), Article X (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with  any breach of such party’s representations, warranties or covenants contained herein.

8.3 Amendment.  Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action pursuant to an instrument in writing signed on behalf of the Company and Acquiror.  To the extent permitted by applicable Legal Requirements, Acquiror and the Shareholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Shareholders’ Agent.

8.4 Extension; Waiver.  At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  At any time after the Closing, the Shareholders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein.  Any agreement on the part of a party hereto or the Shareholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE IX

Escrow Fund And Indemnification

9.1 Escrow Fund.  The Escrow Cash shall be deposited with Computershare Trust Company of Canada (or another institution selected by Acquiror and reasonably satisfactory to the Shareholders’ Agent) as escrow agent (the “Escrow Agent”), as follows:

(a) $1,500,000, together with any interest that may be earned thereon, to constitute a separate escrow fund (the “Separate Escrow Fund”), which is to be governed by the applicable provisions set forth herein and in the escrow agreement applicable thereto, in the form attached hereto as Exhibit N (the “Separate Escrow Agreement”).  Pursuant to the indemnification obligations of the Closing Company Shareholders set forth in this Article IX, the Separate Escrow Fund shall be available to compensate Acquiror for Separate Indemnifiable Damages only pursuant to Section 9.2(b);

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(b) The remainder of the Escrow Cash deposited, together with any interest that may be earned thereon, to constitute a general escrow fund (the “General Escrow Fund”, which is to be governed by the applicable provisions set forth herein and in the escrow agreement applicable thereto, in the form attached hereto as Exhibit O (the “General Escrow Agreement”).  Pursuant to the indemnification obligations of the Closing Company Shareholders set forth in this Article IX, the General Escrow Fund shall be available to compensate Acquiror for General Indemnifiable Damages only pursuant to Section 9.2(a).

9.2 Indemnification.

(a) Provided the Share Purchase has been consummated and subject to the limitations set forth in this Article IX, the Closing Company Shareholders shall indemnify and hold harmless on a several (but not joint) basis the Acquiror and each of its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror or within the meaning of Canadian Securities Laws (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, fees and expenses, including costs of investigation, defense and settlement and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “General Indemnifiable Damages”), whether or not due to a third party claim, arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company or a Company Shareholder in this Agreement or the Company Disclosure Letter (including any exhibit or schedule of the Company Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Transaction Expenses Certificate and the Company Net Debt Balance Certificate) delivered to Acquiror pursuant to Sections 1.5(b)(i) and 1.5(b)(ii) of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror, (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (iv) any matter set forth in Schedule 2.7 to the Disclosure Letter that is an exception to the representations and warranties made on each date in Section 2.7 (Litigation), (v) any inaccuracies in the Spreadsheet, the Transaction Expenses Certificate or the Net Debt Balance Certificate, (vi) the use by the Company or any Subsidiary of or the inclusion in the Company IP Rights of any Open Source Materials on or prior to the Closing Date, and (vii) any failure to (A) pay all or any portion of the Management Bonus Payments in accordance with Section 1.3(e); (B) deduct or withhold such amounts that are required to be deducted or withheld therefrom under any provision of the Tax Act, under any U.S. federal, local or non-U.S. Tax law or under any applicable legal requirement; and (C) promptly remit such withheld or deducted amounts to the appropriate Governmental Entity in accordance with applicable Legal Requirements.  General Indemnifiable Damages shall not include any Separate Indemnifiable Damages.

(b) Provided the Share Purchase has been consummated and subject to the limitations set forth in this Article IX, the Closing Company Shareholders shall indemnify and hold harmless on a several (but not joint) basis the Indemnified Persons from and against any and all losses, liabilities, damages, fees and expenses, including costs of investigation, defense and settlement and reasonable fees and expenses of lawyers, experts and other professionals, directly or indirectly, arising from any and all claims [***] or [***] by [***], against the Company in connection with [***], [***] (collectively, “Separate Indemnifiable Damages” and, together with General Indemnifiable Damages, “Indemnifiable Damages”).

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(c) Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

9.3 Indemnifiable Damage Threshold; Other Limitations.

(a) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for any cash from the General Escrow Fund in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of the first sentence of Section 9.2(a) (and that does not involve fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary, or any inaccuracy or breach of any of the representations and warranties in Section 2.14 (Taxes)), unless and until an Officer’s Certificate describing General Indemnifiable Damages paid or reasonably anticipated to be paid, as provided in Section 9.5(a), in an aggregate amount greater than $[***] (the “Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification and may receive cash from the General Escrow Fund for all General Indemnifiable Damages (including the amount of the Threshold) paid by an Indemnified Person pursuant to and in accordance with the terms of this Agreement.  Any Indemnified Person may make a claim for cash from the Separate Escrow Fund in respect of any claim for indemnification that is made pursuant to Section 9.2(b) without regard to the aggregate amount of the Separate Indemnifiable Damages.

(b) Notwithstanding anything to the contrary contained herein, except for General Indemnifiable Damages arising as a result of the matters listed in Section 9.3(c) or Section 9.3(d), no Closing Company Shareholder shall be liable for more than [***] such shareholder’s Pro Rata Share of Total Share Purchase Consideration; and, with respect to any breach of a representation or warranty made by a particular Company Shareholder, only the Company Shareholder that made such representation or warranty (and no other Company Shareholder) shall be liable for indemnification hereunder.

(c) Notwithstanding anything to the contrary contained herein, in the case of General Indemnifiable Damages arising as a result of any failure of any of the representations and warranties contained in Section 2.11 (Intellectual Property), to be true and correct as aforesaid, no Closing Company Shareholder shall be liable for more than [***] such shareholder’s Pro Rata Share of the Total Share Purchase Consideration.

(d) Notwithstanding anything to the contrary contained herein, in the case of (i) General Indemnifiable Damages arising as a result of (A) fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary, (B) any failure of any of the representations and warranties contained in Section 2.3 (Capital Structure), Section 2.14 (Taxes), Section 2.15 (Employee Benefit Plans and Employee Matters) or Section 3.4 (Right to Sell) to be true and correct as aforesaid or (C) claims pursuant to clauses (iii) through (vi) of Section 9.2(a), or (ii) Separate Indemnifiable Damages, no Closing Company Shareholder shall be liable for more than such shareholder’s Pro Rata Share of the Total Share Purchase Consideration; and, with respect to any breach of any of the foregoing representations or warranties made by a particular Company Shareholder, only the Company Shareholder that made such representation or warranty (and no other Company Shareholder) shall be liable for indemnification hereunder.

(e) No Indemnified Person may make a claim for any Indemnifiable Damages arising out of, resulting from or in connection with any election under Section 338 of the Code in respect of the Company or any Subsidiary.

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(f) Notwithstanding anything to the contrary contained in this Agreement, in no event will Indemnifiable Damages include [***] or [***] in [***] or [***]; provided however that if an Indemnified Person is found liable in a final, non-appealable judgment in a court of competent jurisdiction [***] for [***] that (i) [***] a claim in which such Indemnified Person is entitled to indemnification under this ARTICLE IX with respect to [***] and (ii) in the case of [***], any of the Closing Company Shareholders or any of their Affiliates or representatives [***] (and then solely to the extent such damages are attributable [***] of the Company, any of the Closing Company Shareholders or any of their Affiliates or representatives [***] and not to the extent such damages are attributable [***] of the Company, Acquiror, or Indemnified Person or any of their Affiliates or representatives [***] (“Awarded Special Damages”)), then, subject to the other limitations on indemnification set forth in this ARTICLE IX, such Awarded Special Damages shall not be subject to the limitations of this Section 9.3(f).

9.4 Period for Claims Against Escrow Fund.

(a) Except as expressly set forth in this Section 9.4, the Claims Period for Indemnifiable Damages shall commence at the Closing and terminate on the first Business Day after the date that is [***] months following the Closing Date (the “General Escrow Period”).  The Claims Period for General Indemnifiable Damages arising out of, resulting from or in connection with any failure of any of the representations and warranties contained in Section 2.11 (Intellectual Property) to be true and correct, shall commence at the Closing and terminate the day after the date that is [***] months following the Closing Date.  The Claims Period for General Indemnifiable Damages arising out of, resulting from or in connection with (i) fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary, and (ii) any failure of any of the representations and warranties contained in Section 2.3 (Capital Structure), Section 2.14 (Taxes), Section 2.15 (Employee Benefit Plans and Employee Matters) or Section 3.4 (Right to Sell) to be true and correct, shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations.  The Claims Period for Separate Indemnifiable Damages shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations (the “Separate Escrow Period”).  Notwithstanding anything to the contrary contained herein, (y) such portion of the General Escrow Fund at the conclusion of the General Escrow Period as in the reasonable judgment of Acquiror may be necessary to satisfy any unresolved or unsatisfied claims for General Indemnifiable Damages specified in any Officer’s Certificate delivered to the Shareholders’ Agent pursuant to and in accordance with Section 9.5(a) prior to expiration of the General Escrow Period (the “General Unresolved Claims”) shall remain in the General Escrow Fund until such claims for General Indemnifiable Damages have been resolved or satisfied and (z) such portion of the Separate Escrow Fund at the conclusion of the applicable statute of limitations as in the reasonable judgment of Acquiror may be necessary to satisfy any unresolved or unsatisfied claims for Separate Indemnifiable Damages (the “Separate Unresolved Claims”) shall remain in the Separate Escrow Fund until such claims for Separate Indemnifiable Damages have been resolved or satisfied.  The availability of the Escrow Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification which any Closing Company Shareholder may have in his or her capacity as an officer, director, employee, or agent of the Company and no such Closing Company Shareholder will be entitled to any indemnification from the Company as wholly-owned by the Acquiror for amounts required to be paid for indemnification by such Closing Company Shareholder under this Article IX.  The General Escrow Fund, less the amount of any claims made or paid for General Indemnifiable Damages during the General Escrow Period pursuant to the provisions of this Article IX and less the amount of any General Unresolved Claims, shall be paid to the Closing Company Shareholders within five (5) Business Days after the expiration of the General Escrow Period in accordance with such Closing Company Shareholder’s Pro Rata Share.  The Separate Escrow Fund, less the amount of any claims made or paid for Separate Indemnifiable Damages during the Separate Escrow Period pursuant to the provisions of this Article IX and less the amount of any Separate Unresolved Claims, shall be paid to the Closing Company Shareholders within five (5) Business Days after the expiration of the Separate Escrow Period in accordance with such Closing Company Shareholder’s Pro Rata Share.

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       (b) Acquiror and the Shareholders’ Agent shall [***], in good faith and for so long as any funds are contained within the [***], with respect to [***] in connection with any [***], provided that (subject to Section 9.7(d)) neither shall propose [***] or take any steps to [***] or otherwise [***] without [***].  Acquiror and the Shareholders’ Agent will meet within 30 days of the Closing Date to discuss the matter and come to a reasonable agreement on a process to [***] that may result in [***], and the parties agree to use commercially reasonable efforts to carry out and implement the agreed upon process.

9.5 Claims.

(a) On or before the last day of the General Escrow Period or the Separate Escrow Period, as applicable, Acquiror or Sub may deliver to the Escrow Agent a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):

(i) stating that an Indemnified Person has incurred or paid Indemnifiable Damages, or reasonably anticipates that it may incur or pay Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority has raised or is reasonably anticipated to raise such matter in an audit of Company or its Subsidiaries, which would be reasonably likely to cause Indemnifiable Damages);

(ii) stating the amount of such Indemnifiable Damages (which, in the case of General Indemnifiable Damages not yet incurred or paid, may be the maximum amount reasonably anticipated by Acquiror to be incurred, paid or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Officer’s Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Shareholders’ Agent or the Closing Company Shareholders are materially prejudiced thereby.

(b) For purposes of Section 9.5(a) of this Agreement, in order for an Indemnified Person to [***] that it may incur or pay [***] (or, with respect to Taxes, [***] that a matter would be raised by [***] and, or that a matter raised [***] would be likely to cause Indemnifiable Damages), such Indemnified Person’s conclusions must be made in good faith [***] (i) a claim asserted by or against an [***], (ii) a written notice (including email) of a [***], or (iii) facts and circumstances as would be [***].

(c) If Acquiror reasonably anticipates that it may incur or pay General Indemnifiable Damages under Section 9.5(a) in accordance with the applicable standard set forth herein, but the amount of such damages reasonably anticipated by Acquiror to be incurred are, upon review of the circumstances [***] following the delivery of the Officer’s Certificate, materially less than as provided in the Officer’s Certificate, Acquiror shall promptly amend such Officer’s Certificate to reflect the revised determination and deliver such Officer’s Certificate to the Shareholder’s Agent and the amounts set forth in the first (or previous) Officer’s Certificate relating to such matter shall be so amended.  Acquiror agrees to undertake such [***] review and such other steps as are required herein with respect to each Officer’s Certificate delivered by the Acquiror or Sub to the Escrow Agent.

(d) For purposes of Section 9.4 of this Agreement, the Acquiror’s conclusions as to the portion of the Escrow Fund that should remain in escrow after the General Escrow Period or the Separate Escrow Period, as applicable, must be made in good faith [***], provided, however, that the amount remaining in escrow shall in no event be larger than [***].  In the event of a dispute under ARTICLE IX of this Agreement concerning the portion of the General Escrow Fund that should remain in escrow after the General Escrow Period, [***] that it [***] that it may incur or pay General Indemnifiable Damages [***] and that the amount remaining in escrow is [***].  In the event of a dispute under ARTICLE IX of this Agreement concerning the portion of the Separate Escrow Fund that should remain in escrow after the Separate Escrow Period [***] that it [***] that it may incur or pay Separate Indemnifiable Damages [***] and that the amount remaining in escrow is [***]. Notwithstanding anything to the contrary herein, [***] may continue to be [***] more than [***] after the [***].

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(e) The basis for asserting a claim under Section 9.5(a) and determining the amount to remain in escrow under Section 9.4 (including all relevant facts relating to such matters) shall be provided to the Shareholders’ Agent concurrently with any applicable Officer’s Certificate.   In the event that a portion of the General Escrow Fund remains in escrow at the conclusion of the General Escrow Period for unresolved or unsatisfied claims for General Indemnifiable Damages not yet paid in accordance with the terms hereof, Acquiror shall review such matters relating to such claims for General Indemnifiable Damages every ninety (90) days and deliver to the Shareholders’ Agent, within three (3) Business Days of such review, an Officer’s Certificate certifying that such amounts in escrow continue to be necessary to satisfy such unresolved or unsatisfied claims in accordance with the applicable standard set forth herein or cause the Escrow Agent to release to the Shareholders’ Agent such portion of the remaining General Escrow Fund that is not necessary (or no longer necessary) in the reasonable determination of such Person in accordance with the applicable standard set forth herein to satisfy such unresolved or unsatisfied claim.

(f) At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Shareholders’ Agent by or on behalf of Acquiror (on behalf of itself or any other Indemnified Person) and for a period of [***] after such delivery to the Escrow Agent and the Shareholders’ Agent in accordance with the terms hereof of such Officer’s Certificate, the Escrow Agent shall make no payment pursuant to this Section 9.5 unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such delivery.  After the expiration of such [***] period, the Escrow Agent shall make delivery of cash from the Escrow Fund to Acquiror in accordance with this Section 9.5 and the General Escrow Agreement or the Separate Escrow Agreement, as applicable; provided, however, that no such delivery may be made if and to the extent the Shareholders’ Agent has objected in a written statement to any claim or claims made in the Officer’s Certificate, and such written statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such [***] period.

9.6 Resolution of Objections to Claims.

(a) If the Shareholders’ Agent objects in writing to any claim or claims by Acquiror made in any Officer’s Certificate within such [***] period, Acquiror and the Shareholders’ Agent shall attempt in good faith for [***] after Acquiror’s receipt of such written objection to resolve such objection.  If Acquiror and the Shareholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent.  The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum.

(b) If no such agreement can be reached during the [***] period for good faith negotiation, but in any event upon the expiration of such [***] period, either Acquiror or the Shareholders’ Agent may bring suit in the courts of the Province of Ontario and the Federal courts of the Canada, in each case, located within the City of Toronto in the Province of Ontario to resolve the matter.  The decision of the trial court as to the validity and amount of any claim in such Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute cash from the Escrow Fund in accordance therewith.  Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

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(c) For purposes of this Section 9.6(c), in any suit hereunder in which any claim or the amount thereof stated in the Officer’s Certificate delivered pursuant to Section 9.5 is at issue, [***] unless the trial court awards Acquiror [***], in which case [***].  The [***] to a [***] shall promptly [***] and the [***] and the [***] of the [***], including [***] in connection with [***].

9.7 Shareholders’ Agent.

(a) At the Closing, VenGrowth Private Equity Partners Inc. shall be constituted and appointed as the Shareholders’ Agent.  For purposes of this Agreement, the term “Shareholders’ Agent” shall mean the agent for and on behalf of the Closing Company Shareholders to:  (i) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such shareholders individually); (ii) enter into this Agreement, the General Escrow Agreement and the Separate Escrow Agreement and authorize deliveries to the Indemnified Persons of cash from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 9.6, (iv) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) provide any consents hereunder, including with respect to any proposed settlement of any claims or agree to any amendment to this Agreement, and (vi) take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  The Person serving as the Shareholders’ Agent may be replaced from time to time by the holders of a majority in interest of the cash then on deposit in the Escrow Fund upon not less than ten days’ prior written notice to Acquiror and the Person serving as the Shareholders’ Agent; provided, however, that any person serving as the Shareholders’ Agent shall not be an employee of Acquiror or any subsidiary thereof.  The Shareholders’ Agent shall have the right to resign upon giving ten days’ prior written notice to Acquiror, and a new Person shall be appointed by the holders of a majority in interest of the cash then on deposit in the Escrow Fund, subject to the limitation hereinabove, such appointment to be effective the later of (A) immediately upon resignation of the prior Shareholders’ Agent or (B) the date the Shareholders’ Agent is appointed by the holders of a majority in interest of the cash then on deposit in the Escrow Fund.  No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for his services.

(b) The Shareholders’ Agent shall not be liable to any former holder of Company Shares for any act done or omitted hereunder as the Shareholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct.  The Closing Company Shareholders shall severally indemnify the Shareholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholders’ Agent.  If not paid directly to the Shareholders’ Agent by the Closing Company Shareholders, such losses, liabilities or expenses may be recovered by the Shareholders’ Agent from the applicable Escrow Fund otherwise distributable to the Closing Company Shareholders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) pursuant to the terms hereof and of the Separate Escrow Agreement and the General Escrow Agreement, as applicable, at the time of distribution, and such recovery will be made from the Closing Company Shareholders according to their respective Pro Rata Shares.

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(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders’ Agent that is within the scope of the Shareholders’ Agent’s authority under Section 9.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Closing Company Shareholders and shall be final, binding and conclusive upon each such Closing Company Shareholder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Closing Company Shareholder.

(d) Third-Party Claims.  If the Acquiror is subject to Indemnifiable Damages or has otherwise properly delivered an Officer’s Certificate to the Shareholders’ Agent in accordance with Section 9.5 hereof with respect to a third party claim, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable legal fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder); provided, however, that Acquiror shall not settle or resolve such claim without the prior written consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Shareholders’ Agent shall receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim.  However, except with the prior written consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Shareholders’ Agent shall have objected within [***] after a written request for such consent by Acquiror, no settlement or resolution by Acquiror of any claim that gives rise to a claim against such applicable Escrow Fund by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter.  In the event that the Shareholders’ Agent has consented to any such settlement or resolution, or if the Shareholders’ Agent shall have been determined by a final non-appealable court order of a court of competent jurisdiction to have unreasonably withheld, conditioned or delayed its consent to any such settlement or resolution, neither the Shareholders’ Agent nor any Closing Company Shareholder shall have any power or authority to object under Section 9.6 or any other provision of this Article IX to recovery by or on behalf of any Indemnified Person against the applicable Escrow Fund for the Indemnifiable Damages with respect to such settlement or resolution provided such recovery is otherwise in accordance with the terms and provisions of this Article IX.

9.8 Indemnity Payments [***].  The amount of any Indemnifiable Damages subject to indemnification under this Article IX shall be calculated [***] on account of such Indemnifiable Damages.  The Indemnified Person shall [***] any Indemnifiable Damages to [***] such Indemnifiable Damages were not subject to indemnification hereunder.  If the amount of any Indemnifiable Damages, at any time subsequent to the making of an indemnity payment in respect thereof, is [***], or pursuant to [***], the amount of [***], shall promptly be [***].  All [***] made under this Agreement shall be [***], unless otherwise required by Legal Requirement.

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9.9 Exclusive Remedies.  The Acquiror acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, willful breach or intentional misrepresentation on the part of the Company or the Closing Company Shareholders in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation of the Company or the Closing Company Shareholders or otherwise arising out of or relating to the this Agreement and the transactions contemplated hereby, shall be pursuant to the indemnification provisions set forth in this Article IX.  Nothing in this Section 9.9 shall limit the Acquiror’s right to seek and obtain any equitable relief to which any party shall be entitled or to seek any remedy on account of fraud, willful breach or intentional misrepresentation on the part of the Company or the Closing Company Shareholders in connection with the transactions contemplated by this Agreement.

ARTICLE X

General Provisions

10.1 Survival of Representations and Warranties and Covenants.  If the Share Purchase is consummated, the representations and warranties of the Company and the Company Shareholders contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule of the Company Disclosure Letter), and the other certificates required to be delivered pursuant to Sections 1.5(b)(i), 1.5(b)(ii), 1.5(b)(xi), 1.5(b)(xii) and 1.5(b)(xiii) of this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is [***] following the Closing Date; provided, however, that the representations and warranties of the Company contained in Section 2.11 (Intellectual Property), will remain operative and in full force and effect, regardless of any investigation made by or on behalf of or knowledge obtained by any of the parties to this Agreement, until the date that is [***] following the Closing Date for claims against the Closing Company Shareholders which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided, further, however, that the representations and warranties of the Company contained in Section 2.3 (Capital Structure), Section 2.14 (Taxes), Section 2.15 (Employee Benefit Plans and Employee Matters), the representations and warranties of the Company Shareholders in Section 3.4 (Right to Sell) will remain operative and in full force and effect, regardless of any investigation made by or on behalf of or knowledge obtained by any of the parties to this Agreement, until the expiration of the applicable statute of limitations (if later than the expiration of [***] following the Closing Date) for claims against the Closing Company Shareholders which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided, further, no right to indemnification pursuant to Article IX in respect of any claim that is set forth in an Officer’s Certificate delivered to the Escrow Agent prior to the expiration of the Escrow Period shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article IX or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary until the expiration of the applicable statute of limitations.  If the Share Purchase is consummated, the representations and warranties of Acquiror and Sub (if applicable) contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing.  If the Share Purchase is consummated, all covenants of the parties (including the covenants set forth in Article V and Article VI) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article IX in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

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10.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Acquiror or Sub, to:

SonoSite, Inc.
21919 30th Drive SE
Bothell, WA 98021
Attention:  John S. Bowers, Senior Vice President, Strategic Development and Patient Safety Innovations, and

Kathleen Surace-Smith, General Counsel

Facsimile No.:                                (425) 951-6789

Telephone No.:                                (425) 951-1200

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

1191 Second Avenue

10th Floor

Seattle, WA 98101

Attention:  Alan C. Smith

Facsimile No.:                                (206) 389-4511

Telephone No.:                                (206) 389-4510

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
1 First Canadian Place, Suite 6100, P.O. Box 50
Toronto, ON M5X 1B8
Attention:  Geoff Taber

Facsimile No.:                                (416) 862-6666

Telephone No.:                                (416) 862-6614

(b) if to the Company, to:

VisualSonics Inc
3080 Yonge Street
Toronto, Ontario,
M4N3N1
Attention:  Anil K. Amlani
Facsimile No.:                                (416) 484 5011
Telephone No.:                                (416) 484 5007
with a copy (which shall not constitute notice) to:

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Davis LLP
1 First Canadian Place
Suite 5600, 100 King Street West
Toronto, ON, M5X 1E2
Attention:  Samuel Schwartz
Facsimile No.:                                (416) 777-7423
Telephone No.:                                (416) 369-5278

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY, 10036
Attention:  Jonathan Russo
Facsimile No.:                                (212) 858-1500
Telephone No.:                                (212) 858-1528

(c) If to the Shareholders’ Agent, to:

VG Partners
VenGrowth Private Equity Partners Inc.
105 Adelaide St. W, Suite 1000,
Toronto, Ontario
M5H 1P9

Attention:  Allen Lupyrypa

Facsimile No.:                                 (416) 971-6656

Telephone No.:                                (416) 971-4226

10.3 Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided.  Unless the context of this Agreement otherwise requires:  (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.  When a reference is made in this Agreement to “dollars” or “$”, such reference shall be to United States Dollars unless otherwise indicated.

10.4 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

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10.5 Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article IX is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

10.6 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement in accordance with Section 1.9.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.7 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

10.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and federal laws of Canada applicable therein.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Province of Ontario and the federal courts of Canada located within the City of Toronto in the Province of Ontario, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 9.6(a), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in Ontario or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.  With respect to any particular action, suit or proceeding, venue shall lie solely in the City of Toronto, Ontario.

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10.10 Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Acquiror, the Company, the Company Shareholders and the Shareholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Company Shareholders and the Shareholders’ Agent, personally), all as of the date first written above.

SonoSite, Inc. By: /s/ Kevin Goodwin Name: Kevin Godwin Title: President and CEO

VisualSonics Inc. By: /s/ Anil K. Amlani Name: Anil K. Amlani Title: President & CEO

Shareholders’ Agent: VenGrowth Private Equity Partners, Inc. By: /s/ Jeff Courtney & Jay Heller Name: Jeff Courtney & Jay Heller Title: General Partners

1411571 Ontario Limited By: /s/ Sam Ifergan Name: Sam Ifergan Title: President

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IN WITNESS WHEREOF, Acquiror, the Company, the Company Shareholders and the Shareholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Company Shareholders and the Shareholders’ Agent, personally), all as of the date first written above.

The VenGrowth Advanced Life Sciences Fund Inc. By: /s/ Jeff Courtney & Jay Heller Name: Jeff Courtney & Jay Heller Title: General Partners

The VenGrowth II investment Fund Inc. By: /s/ Jeff Courtney & Jay Heller Name: Jeff Courtney & Jay Heller Title: General Partners

The VenGrowth Traditional Industries Fund Inc. By: /s/ Jeff Courtney & Jay Heller Name: Jeff Courtney & Jay Heller Title: General Partners

Sunnybrook and Women’s College Health Sciences Centre By: _________________________________ Name: Title:

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    IN WITNESS WHEREOF, Acquiror, the Company, the Company Shareholders and the Shareholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Company Shareholders and the Shareholders’ Agent, personally), all as of the date first written above.

1419850 Ontario Inc. By: _________________________________ Name: Title:

_____________________________________ Witness	_____________________________________ Jacques Sayegh

_____________________________________ Witness	_____________________________________ Samual Maslak

_____________________________________ Witness	_____________________________________ Luleta Maslak

_____________________________________ Witness	_____________________________________ F. Stuart Foster

_____________________________________ Witness	_____________________________________ Charles J. Pavlin

_____________________________________ Witness	_____________________________________ Kasia A. Harasiewicz

_____________________________________ Witness	_____________________________________ Brian Starkoski

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IN WITNESS WHEREOF, Acquiror, the Company, the Company Shareholders and the Shareholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Company Shareholders and the Shareholders’ Agent, personally), all as of the date first written above.

_____________________________________ Witness	_____________________________________ Leo Zan

_____________________________________ Witness	_____________________________________ Godwin Liu

_____________________________________ Witness	_____________________________________ James Mehi

_____________________________________ Witness	_____________________________________ Douglas H. Foster

_____________________________________ Witness	_____________________________________ Donald Knapik

_____________________________________ Witness	_____________________________________ Peter Ciceri

_____________________________________ Witness	_____________________________________ Joanne McLean

_____________________________________ Witness	_____________________________________ David McLean

_____________________________________ Witness	_____________________________________ Philip Chu

EXECUTION COPY

IN WITNESS WHEREOF, Acquiror, the Company, the Company Shareholders and the Shareholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Company Shareholders and the Shareholders’ Agent, personally), all as of the date first written above.

_____________________________________ Witness	_____________________________________ Bajiju Parikh

_____________________________________ Witness	_____________________________________ Sandy Smith

_____________________________________ Witness	_____________________________________ Jia Qi

_____________________________________ Witness	_____________________________________ Scott Rabuka

_____________________________________ Witness	_____________________________________ Fawzi Al-Aghbar

_____________________________________ Witness	_____________________________________ Nuno Scadura

_____________________________________ Witness	_____________________________________ Tom Little

_____________________________________ Witness	_____________________________________ Elizabeth Matthews

_____________________________________ Witness	_____________________________________ Christine Kozloski